The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until this prospectus supplement is delivered in final form. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where such solicitation, offer or sale is not permitted.

Filed pursuant to Rule 424(B)(3)
Registration No. 333-145521

Subject to completion, dated November 3, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated August 16, 2007)

$203,477,000
GATX Corporation
2008-2 Pass Through Trust
Pass Through Trust Certificates, Series 2008-2

This prospectus supplement relates to the offer of a series of pass through certificates to be issued by a pass through trust formed by GATX Corporation (“GATX”). The pass through trustee of the pass through trust will use the proceeds of the sale of the certificates to acquire equipment notes to be issued by GATX. The equipment notes will be secured by certain railroad equipment owned by GATX. Payments on the equipment notes held by the pass through trust will be passed through to the certificateholders of such trust. The certificates represent an ownership interest in the property held by the pass through trust. The certificates do not represent interests in or obligations of GATX or any of its affiliates.

The pass through trustee will distribute to the holders of pass through certificates the interest paid on the equipment notes held in the pass through trust on November 15 and May 15 of each year, beginning on May 15, 2009. The pass through trustee will distribute the principal paid on the equipment notes in scheduled amounts and on dates specified in this prospectus supplement.

Investing in the certificates involves risks. See “Risk Factors” beginning on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Pass Through				Final Expected	Price to
Certificates	Face Amount*	Interest Rate		Distribution Date*	Investors (1)

Series 2008-2	$203,477,000		%	November 15, 2013	100%

*	Indicative only and subject to change.

(1)	Plus accrued interest, if any, from the date of issuance.

The underwriters will purchase all of the certificates if any are purchased. The aggregate proceeds from the sale of the certificates will be $203,477,000. GATX will pay the underwriters a commission of $     . The underwriters expect to deliver the certificates to purchasers on November  , 2008. The certificates will not be listed on any national securities exchange.

Joint Book-Running Managers

Citi	Banc of America Securities LLC

Co-Managers

Mizuho Securities USA Inc.	The Williams Capital Group, L.P.

November   , 2008

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference. We and the pass through trust have not authorized anyone to provide you with different information. We are not making an offer of the certificates in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the information we have previously filed with the Securities and Exchange Commission that we incorporate by reference is accurate as of any date other than their respective dates. If information in this prospectus supplement updates information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

Page

PROSPECTUS SUPPLEMENT
Presentation of Information	ii
Forward-Looking Statements	ii
Available Information and Reports to Certificateholders	iii
Incorporation by Reference	iii
Summary	S-1
The Offering	S-1
Diagram of Payments	S-5
Risk Factors	S-6
Use of Proceeds	S-8
Ratio of Earnings to Fixed Charges	S-8
Description of the Equipment	S-8
Description of the Certificates	S-9
Description of the Equipment Notes	S-18
Certain ERISA Considerations	S-26
Certain United States Federal Income Tax Considerations	S-28
Ratings	S-32
Experts	S-32
Underwriting	S-33
Legal Opinions	S-35
Annex I — Amortization Schedule	I-1
Annex II — Appraisal	II-1
PROSPECTUS

About This Prospectus	ii
Disclosure Regarding Forward-Looking Statements	ii
Summary	1
GATX Corporation	3
Ratio of Earnings to Fixed Charges	3
Use of Proceeds	4
Description of the Pass Through Certificates	4
Description of the Equipment Notes	14
Plan of Distribution	18
Legal Opinions	18
Experts	19
Where You Can Find More Information	19
Documents Incorporated by Reference	19

For convenience, throughout this prospectus supplement the pass through certificates are referred to as certificates and the holders of a pass through certificate are referred to as certificateholders.

i

PRESENTATION OF INFORMATION

These offering materials consist of two documents: (1) this prospectus supplement, which describes the terms of the certificates that we are currently offering, and (2) the accompanying prospectus, which provides general information about our certificates, some of which may not apply to the certificates that we are currently offering. The information in this prospectus supplement replaces any inconsistent information included in the accompanying prospectus.

At various places in this prospectus supplement and the accompanying prospectus, we refer you to other sections of the documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this prospectus supplement and the accompanying prospectus is listed in the Table of Contents on the preceding page. All cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the prospectus, unless otherwise stated.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference may contain statements that may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and are subject to the safe harbor provisions of those sections and the Private Securities Litigation Reform Act of 1995. Some of these statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” or other words and terms of similar meaning. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those described in this prospectus supplement and in our Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, and that actual results or developments may differ materially from those in the forward-looking statements. Specific factors that might cause actual results to differ from expectations include, but are not limited to:

•	general economic, market, regulatory and political conditions in the rail, marine, industrial and other industries served by us and our customers;

•	lease rates, utilization levels and operating costs in our primary asset segments;

•	conditions in the capital markets;

•	changes in our credit ratings;

•	regulatory rulings that may impact the economic value and operating costs of assets;

•	competitive factors in our primary markets including lease pricing and asset availability;

•	changes in loss provision levels within our portfolio;

•	impaired asset charges that may result from changing market conditions or portfolio management decisions that we implement;

•	the outcome of pending or threatened litigation; and

•	other factors.

Given these risks and uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, belief or expectation only as of the date hereof. We have based these forward-looking statements on information currently available and disclaim any intention or obligation to update or revise these forward-looking statements to reflect subsequent events or circumstances.

ii

AVAILABLE INFORMATION AND REPORTS TO CERTIFICATEHOLDERS

We file annual, quarterly and current reports and proxy statements and other information with the SEC. Our SEC filings are available over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

Public Reference Room
100 F Street, NE
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges.

The pass through trustee under the pass through trust will provide certificateholders of the pass through trust with periodic statements concerning the distributions made from the pass through trust. See “Description of the Certificates — Statements to Certificateholders.”

INCORPORATION BY REFERENCE

We are “incorporating by reference” certain information we filed with the SEC into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information that is superseded by information that is included directly in this document.

We incorporate by reference in this prospectus supplement the documents listed below, which we have previously filed with the SEC. These documents contain important information about our company and our financial condition:

•	Our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the fiscal year ended December 31, 2007;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2008;

•	Our Current Reports on Form 8-K filed with the SEC on February 1, 2008, February 5, 2008, July 29, 2008 and August 15, 2008.

We also incorporate by reference all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and prior to the termination of this offering. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus supplement.

Statements made in this prospectus supplement or in any document incorporated by reference in this prospectus supplement as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

You may request a copy of any filings referred to above, at no cost, excluding any exhibits to those filings unless the exhibit is specifically incorporated by reference in those filings, by writing or telephoning Lisa Ibarra, Assistant Secretary, GATX Corporation, 222 West Adams Street, Chicago, Illinois 60606, (312) 621-6200.

iii

SUMMARY

The following is a summary of material provisions relating to the certificates. This summary does not include all of the terms of the certificates and does not contain all of the information you may need in making your investment decision. To understand fully the terms of the certificates, you should read the entire prospectus supplement and the documents incorporated by reference in this prospectus supplement. For purposes of the description of the certificates included in this prospectus supplement, references to “GATX,” “us,” “we,” and “our” refer to GATX Corporation and, unless the context otherwise indicates, do not include our subsidiaries.

Summary of Terms of Certificates

Aggregate Face Amount	$203,477,000*
Ratings:
Moody’s
Standard & Poor’s
Initial Average Life from Issuance Date (in years)	4.5
Regular Distribution Dates	November 15 and May 15
Final Expected Regular Distribution Date	November 15, 2013
Minimum Denomination	$1,000

*	Indicative only and subject to change.

THE OFFERING

Pass Through Trust	We will form the GATX Corporation 2008-2 Pass Through Trust pursuant to a pass through trust supplement to a basic pass through trust agreement between us and U.S. Bank Trust National Association, as pass through trustee under the pass through trust agreement.

Certificates Offered	Series 2008-2. The certificates will represent fractional undivided interests in the pass through trust.

Pass Through Trust Property	The property of the pass through trust will consist of equipment notes issued on a recourse basis by us, all monies at any time paid on the equipment notes and all monies due and to become due under the equipment notes and funds from time to time deposited with the pass through trustee in accounts relating to the pass through trust.

Book-Entry Registration	The certificates will be issued in fully registered form and will be registered in the name of Cede & Co. as the nominee of The Depository Trust Company (“DTC”). The investment interests of investors will be recorded through the book-entry registration maintained by DTC.

Regular Distribution Dates	November 15 and May 15, beginning on May 15, 2009.

Special Distribution Dates	With respect to the prepayment of any equipment note, the day on which such prepayment is scheduled to occur and, with respect to any other Special Payment relating to an equipment note, the earliest 15th day of a month for which it is practicable for the pass through trustee to give the applicable notice required by the pass through trust agreement.

Record Dates	The 15th day preceding the related Regular Distribution Date or Special Distribution Date.

Distributions	The pass through trustee will distribute to certificateholders all payments of principal, Make-Whole Amount, if any, and interest received on the equipment notes held in the pass through trust.

The pass through trustee will distribute scheduled payments of principal and interest made on the equipment notes on the applicable Regular Distribution Dates.

In the event of prepayment of any equipment notes, payments of principal, Make-Whole Amount, if any, and interest on the equipment notes being prepaid will be distributed to certificateholders on a Special Distribution Date after not less than 15 days’ notice from the pass through trustee to the certificateholders.

If any date for distribution is not a business day, such distribution will be made on the next succeeding business day.

Equipment Notes: Interest	Payments of interest on each of the equipment notes held in the pass through trust are scheduled to be received by the pass through trustee on November 15 and May 15 of each year, commencing May 15, 2009, and are to be distributed to the certificateholders on the corresponding Regular Distribution Date.

Equipment Notes: Principal	Payments of principal on the equipment notes are scheduled to be received in specified amounts by the pass through trustee on November 15 or May 15, or both, of each year, commencing May 15, 2009, and are to be distributed to the certificateholders on the corresponding Regular Distribution Dates.

The principal repayment schedule for the equipment notes is set forth in Annex I hereto

Equipment Notes: Security	The equipment notes will be secured by a security interest in certain railroad equipment owned by us (collectively, the “Equipment”). The Equipment will be divided into seven separate Basic Groups (each a “Basic Group”). See “Description of the Equipment” for a more detailed description of the Equipment and the Basic Groups.

Equipment Notes: General	The equipment notes to be held in the pass through trust will be issued by us pursuant to a single trust indenture. We will issue one equipment note with respect to each Basic Group. The equipment notes acquired by the pass through trust will bear interest at the rate set forth on the cover page of this prospectus supplement. The final maturity date of the equipment notes to be acquired by the pass through trust will occur on or before the final expected regular distribution date of the certificates. The aggregate original principal amount of the equipment notes to be held in the pass through trust will be the same as the aggregate face amount of the certificates.

If any date scheduled for any payment of principal of, Make-Whole Amount, if any, or interest on the equipment notes is not a business day, such payment may be made on the next succeeding business day without any additional interest.

All of the equipment notes are issued under the same indenture and are secured by all of the Basic Groups. A default on one equipment note will constitute a default for all equipment notes.

Equipment Notes: Prepayment	All or a portion of the equipment notes may be prepaid under the following circumstances:

(a)      Upon the occurrence of an event of loss with respect to one or more railcars, if the railcars are not replaced, all or a portion, as the case may be, of the equipment notes issued with respect to the Basic Group in which such railcars were included are subject to prepayment on a Regular Distribution Date. The required prepayment price will be an amount equal to the sum of:

      (1)           an amount of principal equal to the unpaid principal amount (as of such prepayment date) of the equipment notes issued with respect to the Basic Group in which the related railcars were included (after deducting the principal installment, if any, due on such date) multiplied by a fraction, the numerator of which shall be the original appraised equipment cost of the related railcars and the denominator of which shall be the aggregate original appraised equipment cost of all railcars in such Basic Group that are subject to the lien of the indenture immediately prior to such prepayment date; and

      (2)           the aggregate amount of interest accrued and unpaid in respect of the principal amount to be prepaid pursuant to paragraph (1) above to, but not including, such prepayment date, but without the payment of any Make-Whole Amount.

(b)      We have the right to prepay all (but not less than all) of the equipment note related to any Basic Group, upon 30 days revocable written notice to the indenture trustee. The notice may be revoked up to three calendar days prior to the scheduled prepayment date. If we elect to exercise this right, the proceeds of such prepayment will be distributed on a Special Distribution Date. If prepaid, the required prepayment price is the unpaid principal amount of the equipment note relating to such Basic Group together with accrued interest thereon to, but not including, the date of prepayment plus the applicable Make-Whole Amount, if any. See “Description of the Equipment Notes — Prepayments” for a description of the manner of computing the applicable Make-Whole Amount.

Control of Indenture Trustee	If an event of default occurs under the indenture and is not cured, the pass through trustee will be entitled to control the exercise of certain remedies under the indenture or to sell all or part of the equipment notes.

Use of Proceeds	All of the proceeds from the sale of the certificates will be used to purchase the equipment notes, at par, being issued concurrently by

us. We will use the net proceeds from the sale of the equipment notes to repay outstanding indebtedness or for general corporate purposes.

Pass Through Trustee	U.S. Bank Trust National Association will act as pass through trustee for the certificates.

Indenture Trustee	U.S. Bank National Association is the indenture trustee under the indenture.

Certain U.S. Federal Income Tax Consequences	The pass through trust will be classified as a grantor trust for Federal income tax purposes. You will be required to report on your Federal income tax return your pro rata share of income from the related equipment notes and such other property held in the pass through trust in accordance with your method of accounting. See “Certain United States Federal Income Tax Considerations.”

ERISA Considerations	In general, employee benefit plans subject to Title I of ERISA or Section 4975 of the Internal Revenue Code, or entities that may be deemed to hold the assets of those plans, will be eligible to purchase the certificates, subject to the conditions and circumstances that apply to those plans.

Each person who acquires or accepts a certificate or an interest therein will be deemed by the acquisition or acceptance to have represented and warranted that either:

(a) no assets of a plan or an individual retirement account have been used to acquire the certificate or an interest therein; or

(b)      the purchase and holding of the certificate or an interest therein by that person are exempt from the prohibited transaction restrictions of ERISA and the Internal Revenue Code. See “Certain ERISA Considerations.”

Ratings of the Certificates	It is a condition to the issuance of the pass through certificates that Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. (“Standard & Poor’s”) rate the certificates not less than ‘‘A3” and “A-,” respectively.

A rating is not a recommendation to purchase, hold or sell the certificates. A rating does not address market price or suitability for a particular investor. We cannot assure you that the rating agencies will not lower or withdraw their ratings. See “Ratings” in this prospectus supplement for more information regarding the ratings assigned to the certificates.

DIAGRAM OF PAYMENTS

The following diagram shows the structure resulting from the transactions and illustrates certain aspects of the payment flows.

We will issue equipment notes under an indenture and the pass through trustee will purchase all of such equipment notes from us for the benefit of the certificateholders. We will make payments of principal and interest on the equipment notes to the indenture trustee. From these payments, the indenture trustee will make payments to the pass through trustee on the equipment notes. The pass through trustee will distribute payments received to the certificateholders.

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus supplement, including the matters addressed in “Forward Looking Statements” in this prospectus supplement, you should carefully consider the following risk factors as well as the other information contained or incorporated by reference in this prospectus supplement before making an investment decision with respect to the certificates offered hereby.

Risk Factors Relating to the Certificates and to the Offering

The appraisal should not be relied upon as a measure of realizable value of the Equipment.

An appraisal of the Equipment has been prepared by RailSolutions, Inc. The appraisal letter is annexed to this prospectus supplement as Annex II. The appraisal relies on certain assumptions and methodologies. The appraisal may not reflect current market conditions that could affect the fair market value of the Equipment. The appraiser prepared the appraisal without a physical inspection of the Equipment and the Equipment may not be in the condition assumed by the appraiser. Other appraisals that are based on other assumptions and methodologies may result in valuations that are materially different from those contained in the appraisal. For a more detailed discussion of the appraisal, see “Description of the Equipment.”

An appraisal is only an estimate of value. It does not necessarily indicate the price at which an item of Equipment may be purchased or sold in the market. The appraisal should not be relied on as a measure of realizable value. The proceeds realized on a sale of any item of Equipment may be less than its appraised value. In particular, the appraisal of the Equipment is an estimate of the values of the items of Equipment assuming the Equipment is in a certain condition, which may not be the case. If the indenture trustee exercised remedies under the indenture, the value of the Equipment will depend on various factors, including:

•	market and economic conditions;

•	the supply of similar equipment;

•	the availability of buyers;

•	the condition of the Equipment; and

•	whether the items of Equipment are sold separately or as a block.

Accordingly, we cannot assure you that the proceeds realized on any exercise of remedies would be sufficient to satisfy in full payments due on the equipment notes or the full amount of distributions expected to be paid on the certificates.

Failure to perform maintenance responsibilities may deteriorate the value of the Equipment.

To the extent described in the indenture, we will be responsible for the maintenance, service and repair and overhaul of the Equipment. If we fail to perform these responsibilities adequately, the value of the Equipment may be reduced. In addition, the value of the Equipment may deteriorate even if we fulfill our maintenance responsibilities. As a result, it is possible that upon a disposition of the Equipment, there will be less proceeds than anticipated to repay the holders of equipment notes. If such proceeds are not sufficient to pay the full amount of distributions expected to be paid on the certificates, the certificateholders would only receive further distributions as a result of GATX satisfying its then unsecured obligations under the equipment notes.

If an event of default under the indenture occurs and is continuing, the pass through trustee may not protect or maximize the financial interests of certificateholders.

If an event of default under the indenture is continuing, subject to specified conditions, the pass through trustee may direct the indenture trustee to exercise remedies under the indenture, including accelerating the equipment notes or foreclosing the lien on the Equipment. See “Description of the Certificates — Events of Default and Certain Rights Upon an Event of Default.”

The market for equipment notes in default may be very limited and there can be no assurance that they could be sold for their outstanding principal amount or for a reasonable price. If the pass through trustee sells any equipment note for less than its outstanding principal amount, the certificateholders will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against us, the indenture trustee or the pass through trustee.

The ratings of the certificates may be lowered or withdrawn by the rating agencies.

The certificates are expected to receive a rating of “A3” by Moody’s and “A-” by Standard & Poor’s.

The ratings assigned by the rating agencies address the likelihood of the timely receipt by holders of the certificates of interest and the ultimate repayment of principal by the final expected regular distribution date. The ratings take into consideration the structural and legal aspects of the certificates. The ratings do not represent any assessment of the likelihood or rate of principal redemptions, nor do the ratings address the possibility that holders of the certificates might suffer a lower than anticipated yield. The ratings reflect only the views of the rating agencies. There is no assurance that any ratings will not be lowered or withdrawn, if in the judgment of the rating agencies, circumstances in the future so warrant.

The ratings on the certificates should be evaluated independently from similar ratings on other types of securities. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, review, suspension, qualification or withdrawal at any time by the assigning rating agency. A revision, review, suspension, qualification or withdrawal of a rating may have an adverse effect on the market price of the certificates but will not constitute an event of default under the equipment notes underlying the certificates or under the pass through trust agreement.

If a secondary market for the certificates does not develop, you may not be able to resell any of your certificates.

The certificates are a new issue of securities, and there currently is no established trading market for the certificates. We do not intend to apply for the certificates to be listed on any securities exchange or to arrange for the certificates to be quoted on any quotation system. The underwriters may assist in resales of the certificates, but they are not obligated to do so. The underwriters may discontinue any market making in the certificates at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the certificates, that you will be able to sell your certificates at a particular time or that the prices that you receive when you sell will be favorable.

It may be difficult to repossess the Equipment if it is operating outside the United States.

So long as Mexican law does not afford protection to the Indenture Trustee comparable to United States law, no more than 20% of the Equipment units may be located in Mexico at any time. There are no limitations on use of the Equipment in Canada. It may be difficult, time-consuming and expensive for the indenture trustee to exercise repossession rights if Equipment is located outside the United States, is registered in a foreign jurisdiction or is leased or subleased to a foreign or domestic operator. Additional difficulties may exist if a lessee or sublessee is the subject of a bankruptcy, insolvency or similar event.

In addition, some jurisdictions may allow for other liens or other third party rights to have priority over the indenture trustee’s security interest in the Equipment. As a result, the benefits of the indenture trustee’s security interest in the Equipment may be less than they would be if the Equipment were located or registered in the United States.

Payments on the equipment notes and the ability to exercise remedies under the indenture may be restricted due to the bankruptcy of GATX.

In the event of our bankruptcy, the Equipment and equipment notes will become part of our bankruptcy proceeding. Such an event may cause payments on the equipment notes to be interrupted and the ability of the indenture trustee to exercise its remedies under the indenture will be restricted.

Risk Factors Relating to GATX and Industry Related Risks

Risk factors relating to us and industry related risks are incorporated by reference to our Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A, for the fiscal year ended December 31, 2007.

USE OF PROCEEDS

All of the proceeds from the sale of the certificates will be used by the pass through trust to purchase the equipment notes. The equipment notes will be issued by us under the indenture. We intend to use the net proceeds from the sale of the equipment notes, after deducting expenses of the offering, to repay commercial paper maturing within 15 days and bearing an effective interest rate of approximately 6.2% as of October 31, 2008, to repay other short term indebtedness of GATX, if any, and for general corporate purposes, including working capital and capital expenditures.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of our earnings to fixed charges for the periods indicated:

											Nine Months Ended
	Year Ended December 31,										September 30,
	2003		2004		2005		2006		2007		2007		2008

Ratio of earnings to fixed charges	1.22	x	1.83	x	1.63	x	1.81	x	2.02	x	2.09	x	2.11	x

The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.” “Fixed charges” consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and the interest portion of operating lease expense. “Earnings” consist of consolidated income from continuing operations before income taxes, and fixed charges, less share of affiliates’ earnings, net of distributions received.

DESCRIPTION OF THE EQUIPMENT

The following table provides information about the Equipment and the Basic Groups expected to be subject to the lien of the indenture. The Equipment will initially consist of 684 covered hopper cars, 129 gondola cars, 537 open top hopper cars and 2,262 tank cars. The Equipment was manufactured between the years of 2003 and 2008. The aggregate appraised cost of the Equipment is $309,114,360. The Equipment has been categorized into Basic Groups based on the type of Equipment.

				Aggregate
				Appraised
Basic			No. of	Equipment
Group (1)	Car Type	Description	Units	Cost (2)

I	Small Cubic Capacity Covered Hopper Railcars	Delivered new in 2005-2008	566	$37,453,875
II	Covered Hopper Railcars, Pressure Differential	Delivered new in 2003-2005	118	$9,430,560
III	High Side Gondola Railcars	Delivered new in 2005	129	$8,305,020
IV	Open Top Hopper Railcars	Delivered new in 2003-2008	537	$41,404,270
V	General Service Tank Cars	Delivered new in 2003-2008	1,400	$124,670,535
VI	Specialty Chemical Tank Cars	Delivered new in 2003-2008	277	$24,481,530
VII	Pressure Tank Cars	Delivered new in 2003-2008	585	$63,368,570

		Total Appraised Equipment Cost:		$309,114,360

(1)	The Basic Groups represent the seven groups of Equipment composed of railcars of different types.

(2)	Represents the aggregate appraised equipment cost of the railcars in each of the specified Basic Groups as appraised by RailSolutions, Inc. The appraised equipment cost of each item of Equipment in a Basic Group may not be a ratable portion of the aggregate appraised equipment cost of its Basic Group. More information on the appraised equipment cost of the Equipment is set forth in the appraisal attached as Annex II hereto.

The appraised equipment cost set forth in the foregoing chart was determined by RailSolutions, Inc. (the “Appraiser”). The Appraiser was asked to provide its opinion as to the current fair market value of each item of Equipment and such opinion was furnished as of October 15, 2008. As part of this process, the Appraiser performed a “desk-top” appraisal without any physical inspection of the Equipment. The appraisal is based on certain assumptions and methodologies, including, without limitation, assumptions with respect to the condition of the Equipment. The Appraiser has delivered a letter summarizing its appraisal, a copy of which is annexed to this prospectus supplement as Annex II. The appraisal attached as Annex II contains a definition of fair market value and a discussion of the assumptions and methodologies used in the appraisal.

An appraisal is only an estimate of value, is not indicative of the price at which any item of Equipment may have been purchased from the manufacturer and should not be relied upon as a measure of realizable value. The proceeds realized upon a sale of any item of Equipment may be less than its appraised value. The value of the Equipment in the event of the exercise of remedies under the indenture will depend on market and economic conditions, the availability of buyers, the condition of the Equipment, whether the Equipment is sold separately or as a block and other factors. Accordingly, there can be no assurance that the proceeds realized upon any such exercise with respect to the equipment notes and the Equipment pursuant to the indenture would be the appraised value or sufficient to satisfy in full payments due on the equipment notes or the certificates.

DESCRIPTION OF THE CERTIFICATES

The statements under this caption are a summary and do not purport to be complete. This summary makes use of terms defined in and is qualified in its entirety by reference to all of the provisions of the pass through trust agreement between us and the pass through trustee (the “Base Agreement”), one supplement thereto (the “Trust Supplement” and together with the Base Agreement, the “Pass Through Trust Agreement”), the certificates, the indenture, the equipment notes and the participation agreement, collectively referred to below as the “Operative Documents.”

General

The pass through trust will be formed pursuant to the Pass Through Trust Agreement. The certificates will be issued pursuant to the Pass Through Trust Agreement. The certificates will represent fractional undivided interests in the pass through trust and the property held in the pass through trust. Concurrently with the execution and delivery of the Trust Supplement, the pass through trustee, on behalf of the pass through trust, will become a party to a participation agreement with the indenture trustee and GATX (the “Participation Agreement”). Pursuant to the Participation Agreement, the pass through trustee, on behalf of the pass through trust, will purchase all of the equipment notes issued by us. The equipment notes held in the pass through trust will bear interest at the interest rate set forth on the cover page of this prospectus supplement. The final maturity dates of the equipment notes will occur on or before the final expected regular distribution date of the certificates. The pass through trustee will distribute the payments of principal, Make-Whole Amount, if any, and interest received by it as holder of the equipment notes to the certificateholders.

The property of the pass through trust will consist of:

•	the equipment notes issued on a recourse basis by us, all monies at any time paid on those equipment notes and all monies due and to become due under those equipment notes; and

•	funds from time to time deposited with the pass through trustee in accounts relating to the pass through trust.

The certificates will be issued in fully registered form only. Certificates will be issued in denominations of $1,000 or any integral multiples of $1,000.

Interest will be passed through to the certificateholders at the rate set forth on the cover of this prospectus supplement on the dates set forth on the cover of this prospectus supplement. The applicable annual rate is calculated on the basis of a 360-day year consisting of twelve 30-day months.

The certificates will represent fractional undivided interests in the pass through trust and will not represent an interest in or obligation of GATX, the pass through trustee, the indenture trustee or any of our or their respective affiliates.

The certificates do not represent indebtedness of the pass through trust, and references in this prospectus supplement to interest accruing on the certificates are included for purposes of computation only. By your acceptance of a certificate, you agree to look solely to the income and proceeds from the trust property for payments and distributions on your certificate.

None of the Pass Through Trust Agreement, the Participation Agreement or the indenture contain any financial or operating covenants or any “event risk” provisions specifically designed to provide certificateholders protection in the event we are involved in a highly leveraged transaction.

Book-Entry; Delivery and Form

General

Upon issuance, the certificates will be represented by one or more fully registered global certificates and will be deposited with the pass through trustee as custodian for DTC, and registered in the name of DTC’s nominee, Cede & Co., referred to as “Cede”. DTC was created to hold securities for its participants (“DTC Participants”) and facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the DTC Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“Indirect DTC Participants”). Interests in a global certificate may also be held through the Euroclear System and Clearstream, Luxembourg.

So long as such book-entry procedures are applicable, no person acquiring an interest in such certificates (“Certificate Owner”) will be entitled to receive a certificate representing such person’s interest in such certificates. Unless and until definitive certificates are issued under the limited circumstances described below under “— Definitive Certificates,” all references to actions by certificateholders shall refer to actions taken by DTC upon instructions from DTC Participants. All references herein to distributions, notices, reports and statements to certificateholders shall refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of such certificates, or to DTC Participants for distribution to Certificate Owners in accordance with DTC procedures.

DTC

DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and “clearing agency” registered pursuant to Section 17A of the Securities Exchange Act of 1934.

Under the New York Uniform Commercial Code, a “clearing corporation” is defined as:

•	a person that is registered as a “clearing agency” under the federal securities laws;

•	a federal reserve bank; or

•	any other person that provides clearance or settlement services with respect to financial assets that would require it to register as a clearing agency under the federal securities laws but for an exclusion or exemption from the registration requirement, if its activities as a clearing corporation, including promulgation of rules, are subject to regulation by a federal or state governmental authority.

A “clearing agency” is an organization established for the execution of trades by transferring funds, assigning deliveries and guaranteeing the performance of the obligation of parties to trades.

Procedures for Transfers and Payments

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of the certificates among DTC Participants on whose behalf it acts with respect to the certificates and to receive and transmit distributions of principal, Make-Whole Amount, if any, and interest with respect to the certificates. DTC Participants and Indirect DTC Participants with which Certificate Owners have accounts similarly are required to make book-entry transfers and receive and transmit the payments on behalf of their respective customers. Certificate Owners that are not DTC Participants or Indirect DTC Participants but desire to purchase, sell or otherwise transfer ownership of, or other interest in, the certificates may do so only through DTC Participants and Indirect DTC Participants. In addition, Certificate Owners will receive all distributions of principal, Make-Whole Amount, if any, and interest from the pass through trustee through DTC Participants or Indirect DTC Participants, as the case may be.

Under a book-entry format, Certificate Owners may experience some delay in their receipt of payments because payments with respect to the certificates will be forwarded by the pass through trustee to Cede, as nominee for DTC. DTC will forward payments in same-day funds to each DTC Participant who is credited with ownership of the certificates in an amount proportionate to the principal amount of that DTC Participant’s holdings of beneficial interests in the certificates, as shown on the records of DTC or its nominee. Each such DTC Participant will forward payments to its Indirect DTC Participants in accordance with standing instructions and customary industry practices. DTC Participants and Indirect DTC Participants will be responsible for forwarding distributions to Certificate Owners for whom they act. Accordingly, although Certificate Owners will not possess physical certificates, DTC’s rules provide a mechanism by which Certificate Owners will receive payments on the certificates and will be able to transfer their interests.

Unless and until definitive certificates are issued under the limited circumstances described under “— Definitive Certificates” below, the only physical certificateholder will be Cede, as nominee of DTC. Certificate Owners will not be recognized by the pass through trustee as registered owners of certificates under the pass through trust agreement. Certificate Owners will be permitted to exercise their rights under the pass through trust agreement only indirectly through DTC. DTC will take any action permitted to be taken by a certificateholder under the applicable Pass Through Trust Agreement only at the direction of one or more DTC Participants to whose accounts with DTC the certificates are credited. In the event any action requires approval by certificateholders of a certain percentage of the beneficial interests in the pass through trust, we understand that DTC will take action only at the direction of and on behalf of DTC Participants whose holdings include undivided interests that satisfy the required percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that the actions are taken on behalf of DTC Participants whose holdings include those undivided interests. DTC will convey notices and other communications to DTC Participants, and DTC Participants will convey notices and other communications to Indirect DTC Participants in accordance with arrangements among them. Arrangements among DTC and its direct and indirect participants are subject to any statutory or regulatory requirements as may be in effect from time to time. DTC’s rules applicable to itself and DTC Participants are on file with the Securities and Exchange Commission.

A Certificate Owner’s ability to pledge its certificates to persons or entities that do not participate in the DTC system, or otherwise to act with respect to its certificates, may be limited due to the lack of a physical certificate to evidence ownership of the certificates, and because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect DTC Participants.

Neither GATX nor the pass through trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the certificates held by Cede, as nominee for DTC, for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for the performance by DTC, any DTC Participant or any Indirect DTC Participant of their respective obligations under the rules and procedures governing their obligations.

GATX will make all payments to the indenture trustee under the indenture in immediately available funds. As long as the certificates are registered in the name of DTC or its nominee, the pass through trustee will pass through to DTC in immediately available funds all payments received from GATX, including the final distribution of principal with respect to the certificates.

Any certificates registered in the name of DTC or its nominee will trade in DTC’s Same-Day Funds Settlement System until maturity. DTC will require secondary market trading activity in the certificates to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the certificates.

Definitive Certificates

Definitive certificates will be issued in paper form to certificateholders or their nominees, rather than to DTC or its nominee, only if:

•	we notify the pass through trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the certificates and we are unable to locate and appoint a qualified successor;

•	we elect to terminate the book-entry system through DTC; or

•	after the occurrence of an “event of default” under the Pass Through Trust Agreement, Certificate Owners owning at least a majority in interest in the pass through trust advise the pass through trustee, GATX and DTC through DTC Participants that the continuation of a book-entry system through DTC or a successor to DTC is no longer in the Certificate Owners’ best interest.

Upon the occurrence of any of the events described in the three subparagraphs above, the pass through trustee will notify all applicable Certificate Owners through DTC Participants of the availability of definitive certificates. Upon surrender by DTC of the global certificates and receipt of instructions for re-registration, the pass through trustee will reissue the certificates as physical certificates to the applicable Certificate Owners.

Definitive certificates will be freely transferable and exchangeable at the office of the pass through trustee upon compliance with the requirements set forth in the pass through trust agreement. Neither the pass through trustee nor any transfer or exchange agent will impose a service charge for any registration of transfer or exchange. However, the pass through trustee or transfer or exchange agent will require payment of a sum sufficient to cover any tax or other governmental charge attributable to a transfer or exchange.

Payments and Distributions

Payments of interest on the equipment notes are scheduled to be received by the pass through trustee on November 15 and May 15 of each year, commencing May 15, 2009, until the final expected regular distribution date for the pass through trust. Payments of principal on the equipment notes are scheduled to be received in specified amounts by the pass through trustee on November 15 or May 15, or both, of each year commencing May 15, 2009. November 15 and May 15 of each year are referred to in this prospectus supplement as “Regular Distribution Dates,” and such scheduled payments of principal of, and interest on, the equipment notes are herein referred to as “Scheduled Payments.” The pass through trustee will distribute on each Regular Distribution Date to the certificateholders all Scheduled Payments, the receipt of which is confirmed by the pass through trustee on such Regular Distribution Date. Each such distribution of Scheduled Payments, other than the final distribution, will be made by the pass through trustee to the holders of record of the certificates on the 15th day immediately preceding such Regular Distribution Date. If a Scheduled Payment is not received by the pass through trustee on a Regular Distribution Date but is received within ten business days thereafter, it will be distributed on the date received to such holders of record. If it is received after such ten business day period, it will be treated as a Special Payment and distributed as described below. If any Regular Distribution Date or Special Distribution Date is not a business day, such payment may be made on the next business day without any additional interest.

Each certificateholder will be entitled to receive a pro rata share of any distribution in respect of Scheduled Payments of principal and interest made on the equipment notes held by the pass through trust. After a partial or full prepayment or default in respect of some or all of such equipment notes, a certificateholder should refer to the information with respect to the Pool Balance and the Pool Factor reported periodically by the pass through trustee. See “Description of the Certificates — Pool Factors” and “Description of the Certificates — Statements to Certificateholders.”

Payments of principal, Make-Whole Amount, if any, and interest received by the pass through trustee on account of a partial or full prepayment, if any, of the equipment notes, and payments received by the pass through trustee following a default in respect of the equipment notes held in the pass through trust (including, in the case of equipment notes, payments received by the pass through trustee on account of the sale of such equipment notes or any collateral by the pass through trustee) and Scheduled Payments not received by the pass through trustee within ten business days of the relevant Regular Distribution Date shall constitute special payments (“Special Payments”). Special Payments will be distributed as follows:

•	with respect to any prepayment of any equipment note, the pass through trustee will distribute to the certificateholders such Special Payment on the day on which such prepayment is scheduled to occur; and

•	with respect to any other Special Payment, the pass through trustee will distribute to the certificateholders such Special Payment on the earliest 15th day of a month for which it is practicable for the pass through trustee to provide the applicable notice required by the pass through trust agreement.

The pass through trustee is required to provide not less than 15 days’ notice of Special Payments to the holders of the certificates. Each distribution of a Special Payment, other than a final distribution, on a Special Distribution Date will be made by the pass through trustee to the holders of record of the certificates on the 15th day preceding such Special Distribution Date.

The Pass Through Trust Agreement requires that the pass through trustee establish and maintain for the benefit of the certificateholders, one or more non-interest bearing accounts (the “Certificate Account”) for the deposit of payments representing Scheduled Payments on the equipment notes. The pass through trust agreement also requires that the pass through trustee establish and maintain, for the benefit of the certificateholders, one or more non-interest bearing accounts (the “Special Payments Account”) for the deposit of payments representing Special Payments.

Pursuant to the terms of the Pass Through Trust Agreement, the pass through trustee is required to deposit any Scheduled Payments received by it in the Certificate Account and to deposit any Special Payments so received by it in the Special Payments Account. All amounts so deposited will be distributed by the pass through trustee on a Regular Distribution Date or a Special Distribution Date as appropriate.

At such time, if any, as the certificates are issued in the form of definitive certificates and not to Cede, as nominee for DTC, distributions by the pass through trustee from the Certificate Account or the Special Payments account on a Regular Distribution Date or a Special Distribution Date, as appropriate, will be made by check mailed to each certificateholder of record on the applicable record date at its address appearing on the register maintained with respect to the pass through trust. The final distribution, however, will be made only upon presentation and surrender of the certificates at the office or agency of the pass through trustee specified in the notice given by the pass through trustee of such final distribution. The pass through trustee will mail such notice of the final distribution to the certificateholders, specifying the date set for such final distribution and the amount of such distribution.

Weekend or Holiday Distribution Date

If any Regular Distribution Date or Special Distribution Date is a Saturday, Sunday or other day on which commercial banking institutions are authorized or obligated by law, executive order, or governmental decree to be closed in Chicago, Illinois, New York, New York, Wilmington, Delaware (or such other city and state in the United States in which the pass through trustee maintains its corporate trust office or receives and disburses funds) or Hartford, Connecticut (or such other city and state in the United States in which the indenture trustee maintains its corporate trust office or receives and disburses funds) (any other day being a “Business Day”), distributions scheduled to be made on such Regular Distribution Date or Special Distribution Date will be made on the next succeeding Business Day.

Pool Factors

Unless there has been a prepayment or default in respect of any equipment note, the pool factor will decline in proportion to the scheduled repayments of principal on the equipment notes as indicated below and as described under “Description of the Equipment Notes.” In the event of a prepayment or default, the pool factor and the pool balance for the certificates will be recomputed after giving effect to the prepayment or default. Notice of the recomputation will be mailed to holders of the certificates.

The “Pool Balance” for the pass through trust is, as of any date, the aggregate unpaid principal amount of the equipment notes held in the pass through trust on such date plus any amounts in respect of principal on such equipment notes held by the pass through trustee and not yet distributed. The Pool Balance for the certificates as of any Regular Distribution Date or Special Distribution Date will be computed after giving effect to payment of principal, if any, on the equipment notes and the distribution thereof to be made on that date.

The “Pool Factor” for the pass through trust as of any date is the quotient, rounded to the seventh decimal place, computed by dividing (1) the Pool Balance of the pass through trust by (2) the aggregate original principal amount of the equipment notes. The Pool Factor for the pass through trust or for the certificates as of any Regular Distribution Date or Special Distribution Date shall be computed after giving effect to payment of principal, if any, on the equipment notes and the distribution thereof to be made on that date. The Pool Factor for the pass through trust will initially be 1.0000000; thereafter, the Pool Factor for the pass through trust will decline as described above to reflect reductions in the Pool Balance of the pass through trust. The amount of a certificateholder’s pro rata share of the Pool Balance of the pass through trust can be determined by multiplying the original face amount of the holder’s certificates by the Pool Factor for the pass through trust as of the applicable Regular Distribution Date or Special Distribution Date.

Principal Payments

As of the anticipated date of issuance of the certificates and assuming no prepayment or default of any equipment note has occurred, the aggregate scheduled repayment of principal on the equipment notes to be held in the pass through trust and resultant pool factors are set forth below:

	Series 2008-2
	Equipment Notes
	Scheduled Payments of
Regular Distribution Date	Principal	Pool Factor

At Issuance	$0.00	1.00000000
May 15, 2009	$6,875,000.00	0.96621240
November 15, 2009	$6,771,000.00	0.93293591
May 15, 2010	$5,470,000.00	0.90605326
November 15, 2010	$5,417,000.00	0.87943109
May 15, 2011	$5,363,000.00	0.85307430
November 15, 2011	$5,306,000.00	0.82699765
May 15, 2012	$4,172,000.00	0.80649410
November 15, 2012	$4,172,000.00	0.78599055
May 15, 2013	$4,172,000.00	0.76548701
November 15, 2013	$155,759,000.00	0.00000000

Statements to Certificateholders

On each Regular Distribution Date and any Special Distribution Date, the pass through trustee will include with each distribution of a Scheduled Payment or Special Payment to holders of record of the certificates, a statement giving effect to the distribution to be made on that Regular Distribution Date or

Special Distribution Date. The statement will include the following information (per $1,000 aggregate face amount of such certificates, as to (1) and (2) below):

(1)	the amount of the distribution allocable to principal and the amount allocable to Make-Whole Amount, if any;

(2)	the amount of the distribution allocable to interest; and

(3)	the Pool Balance and the Pool Factor for the pass through trust.

With respect to the certificates registered in the name of DTC or its nominee, on the record date prior to each distribution date, the pass through trustee will request that DTC post on its Internet bulletin board a securities position listing setting forth the names of all DTC Participants reflected on DTC’s books as holding interests in the certificates on such record date. On each distribution date, the pass through trustee will mail to each such DTC Participant the statement described above and will make available additional copies as by such DTC Participant for forwarding to holders of certificates.

In addition, after the end of each calendar year, the pass through trustee will furnish to each person who was a holder of record of the certificates at any time during the preceding calendar year a report containing the sum of the amounts determined pursuant to clauses (1) and (2) above with respect to the pass through trust for that calendar year. If that person was a holder of record of the certificates during a portion of such calendar year, the report will contain the sum of the amounts determined pursuant to clauses (1) and (2) above for the applicable portion of that calendar year. The report will also contain such other items as are readily available to the pass through trustee and which a holder of the certificates may reasonably request as necessary for the purpose of that person’s or a beneficial owner’s preparation of its Federal income tax returns. Reports and related items will be prepared on the basis of information supplied to the pass through trustee by DTC participants and will be delivered by the pass through trustee to the relevant DTC participants to be available for forwarding by those DTC participants to the relevant certificateholders.

Voting of Equipment Notes

The pass through trustee, as holder of the equipment notes, has the right to vote and give consents and waivers in respect of such equipment notes under the indenture. The Pass Through Trust Agreement sets forth the circumstances in which the pass through trustee shall direct any action or cast any vote as the holder of the equipment notes held in the pass through trust at its own discretion and the circumstances in which the pass through trustee shall seek instructions from the certificateholders. Prior to an event of default with respect to the pass through trust, the principal amount of the equipment notes directing any action or being voted for or against any proposal shall be in proportion to the Pool Balance of the certificates held by the certificateholders taking the corresponding position.

Events of Default and Certain Rights Upon an Event of Default

The Pass Through Trust Agreement defines an event of default with respect to the pass through trust (an “Event of Default”) as the occurrence and continuance of an event of default under the indenture (an “Indenture Event of Default”). The Indenture Events of Default are described in this prospectus supplement. See “Description of Equipment Notes — Indenture Events of Default, Notice and Waiver.”

The Pass Through Trust Agreement provides that, as long as an Indenture Event of Default shall have occurred and be continuing, the pass through trustee may vote all of the equipment notes, and upon the direction of the holders of certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the pass through trust, shall vote a corresponding majority of the equipment notes in favor of directing the indenture trustee to declare the unpaid principal amount of all equipment notes issued under the indenture and any accrued and unpaid interest thereon to be due and payable. The Pass Through Trust Agreement also provides that, if an Indenture Event of Default shall have occurred and be continuing, the pass through trustee may vote the equipment notes in favor of directing the indenture trustee as to the exercise of remedies provided in the indenture. Certificateholders evidencing a fractional undivided interest aggregating not less than a majority in interest in the pass through trust shall have the right, subject to certain exceptions, to direct the time, method and place of conducting any proceeding for any remedy available to the pass through trustee.

As an additional remedy, if an Indenture Event of Default shall have occurred and be continuing, the Pass Through Trust Agreement provides that the pass through trustee may, and upon the direction of the holders of certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the pass through trust shall, sell all or part of the equipment notes to any person. Any proceeds received by the pass through trustee upon any such sale shall be deposited in the Special Payments Account and shall be distributed to the certificateholders on a Special Distribution Date. The market for equipment notes in default may be very limited and there can be no assurance that they could be sold for their outstanding principal amount or for a reasonable price. If the pass through trustee sells any such equipment notes for less than their outstanding principal amount, the certificateholders will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against us, the indenture trustee or the pass through trustee.

Any amount distributed to the pass through trustee by the indenture trustee under the indenture on account of the equipment notes held by the pass through trust following an Indenture Event of Default shall be deposited in the Special Payments Account and shall be distributed to the certificateholders on a Special Distribution Date.

Any funds held by the pass through trustee in the Special Payments Account representing either payments received with respect to any equipment notes following an Indenture Event of Default or proceeds from the sale by the pass through trustee of any such equipment notes, shall, to the extent practicable, be invested and reinvested by the pass through trustee in government securities of a type specified in the Pass Through Trust Agreement pending the distribution of such funds on a Special Distribution Date.

The Pass Through Trust Agreement provides that the pass through trustee shall, within 90 days after the occurrence of a default (as defined below), give to the certificateholders notice, transmitted by mail, of all uncured or unwaived defaults with respect to the pass through trust known to it; provided that, except in the case of default in the payment of principal of, Make-Whole Amount, if any, or interest on any of the equipment notes held by the pass through trust, the pass through trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such certificateholders. The term “default,” for the purpose of the provision described in this paragraph only, shall mean the occurrence of any Event of Default with respect to the pass through trust as specified above, except that in determining whether any such Event of Default has occurred, any grace period or notice in connection therewith shall be disregarded.

The Pass Through Trust Agreement contains a provision entitling the pass through trustee, subject to the duty of the pass through trustee during a default to act with the required standard of care, to be indemnified by certificateholders before exercising any right or power under the Pass Through Trust Agreement at the request of such certificateholders.

In certain cases, the holders of certificates evidencing fractional undivided interests aggregating not less than a majority in interest may on behalf of all certificateholders waive any past default or Event of Default under the Pass Through Trust Agreement, thereby annulling any direction given by the certificateholders to the pass through trustee with respect thereto, or may instruct the pass through trustee to instruct the indenture trustee to waive any past Indenture Event of Default, except (i) a default in the deposit of any Scheduled Payment or Special Payment or in the distribution of any such payment, (ii) a default in payment of the principal of, Make-Whole Amount, if any, or interest on any of the equipment notes, and (iii) a default in respect of any covenant or provision of the Pass Through Trust Agreement or the related trust supplement that cannot be modified or amended without the consent of each affected certificateholder.

Modification of the Pass Through Trust Agreement

The Pass Through Trust Agreement contains provisions that permit us and the pass through trustee to enter into a trust agreement supplement with respect to the pass through trust without the consent of any holder of certificates for the following purposes: (i) to evidence the succession of another corporation to us and the assumption by such corporation of our obligations under the pass through trust agreement or any trust agreement supplement, (ii) to add to our covenants for the benefit of the certificateholders, (iii) to cure any ambiguity in, to correct any manifest error in or to correct or supplement any defective or inconsistent provision of the Pass Through Trust Agreement or any trust agreement supplement, or to make any other provisions with respect to matters or questions arising under the Pass Through Trust Agreement or any trust agreement supplement, provided such actions will not adversely affect the interests of the certificateholders, (iv) to make any other amendments or modifications that shall apply only to certificates of additional series issued after the series of certificates described in this prospectus supplement, (v) to provide for the acceptance of appointment of a successor trustee, (vi) to comply with any requirements of the SEC, any applicable law, rules or regulations of any exchange or quotation system on which the pass through certificates are listed or of any regulatory body, and (vii) to modify, eliminate or add provisions to such extent as shall be necessary to continue the qualification of the pass through trust agreement under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) or under any similar Federal statute hereafter enacted, and to add to the pass through trust agreement such other provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act as in effect at the date as of which the pass through trust agreement was executed or any corresponding provision in any similar Federal statute hereafter enacted.

The Pass Through Trust Agreement also contains provisions that permit us and the pass through trustee, with the consent of the holders of certificates evidencing fractional undivided interests aggregating not less than a majority in interest in the pass through trust, to execute supplemental trust agreements adding any provisions to or changing or eliminating any of the provisions of the Pass Through Trust Agreement or any trust supplements, or modifying the rights of such certificateholders, except that no such supplemental trust agreement may, without the consent of each affected holder of certificates affected thereby, (a) reduce in any manner the amount of, or delay the timing of, any receipt by the pass through trustee of payments on the equipment notes held in the pass through trust, or distributions required to be made in respect of any certificate, or change the coin or currency in which the certificates are payable, or impair the right of any holder of certificates to institute suit for the enforcement of any such payment or distribution when due, (b) permit the disposition of any equipment note held in the pass through trust, except as provided in the Base Agreement and the Trust Supplement, (c) reduce the percentage of the aggregate fractional undivided interests in the pass through trust provided for in the Pass Through Trust Agreement and any trust supplement which is required for any such supplemental trust agreement or trust supplement, or (d) reduce such specified percentage required for any waiver provided for in the Pass Through Trust Agreement and any trust supplement.

Modification and Consents and Waivers Under the Indenture and Related Agreements

If the pass through trustee, as the holder of equipment notes, receives a request for its consent to any amendment, modification, supplement or waiver under the indenture or other document relating to such equipment notes, that requires the consent of the certificateholders, the pass through trustee shall mail a notice of such proposed amendment, modification, supplement or waiver to each certificateholder as of the date of such notice. The pass through trustee shall request instructions from the certificateholders as to whether or not to consent to such amendment, modification, supplement or waiver. The pass through trustee shall vote or consent with respect to such equipment notes in the same proportion as the certificates that were actually voted by the holders thereof by a certain date. Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing, the pass through trustee, subject to the voting instructions referred to under “Description of the Pass Through Certificates — Events of Default and Certain Rights Upon an Event of Default,” may in its own discretion consent to such amendment, modification, supplement or waiver, and may so notify the indenture trustee.

Termination of the Pass Through Trust

Our and the pass through trustee’s obligations created by the Pass Through Trust Agreement and the trust supplement will terminate upon the distribution to all certificateholders of all amounts required to be distributed to them pursuant to the Pass Through Trust Agreement and the trust supplement and the disposition of all property held in the pass through trust. Notice of the termination of the pass through trust, specifying the amount of the final payment and the date on which holders of the certificates may surrender their certificates and receive payment of the final distribution, will be mailed to such holders by the pass through trustee prior to the final distribution date. The final distribution to any certificateholder will be made only upon surrender of such certificateholder’s certificates at the office or agency of the pass through trustee specified in such notice of termination.

Merger, Consolidation and Transfer of Assets

We will be prohibited from consolidating with or merging into any other person or transferring substantially all of our assets as an entirety to any other person unless any successor or transferee is an entity organized and existing under the laws of the United States or any state or the District of Columbia and expressly assumes all of our obligations contained in the Pass Through Trust Agreement, and both immediately prior to and after giving effect to such consolidation, merger or transfer, no Indenture Event of Default shall have occurred and be continuing.

The Pass Through Trustee

U.S. Bank Trust National Association will be the pass through trustee for the pass through trust. The pass through trustee and any of its affiliates may hold certificates in their own names. With certain exceptions, the pass through trustee makes no representations as to the validity or sufficiency of the Base Agreement, the Trust Supplement, the certificates, the equipment notes, the indenture or other related documents.

The pass through trustee may resign at any time, in which event we will be obligated to appoint a successor trustee. If the pass through trustee ceases to be eligible to continue as pass through trustee or becomes incapable of acting as pass through trustee or becomes insolvent, we may remove the pass through trustee. In addition, any holder of certificates for at least six months may in certain circumstances, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the pass through trustee and the appointment of a successor trustee. Any resignation or removal of the pass through trustee and appointment of the successor trustee does not become effective until acceptance of the appointment by the successor trustee. Pursuant to such resignation and successor trustee provisions, it is possible that a different pass through trustee could be appointed to act as the successor trustee. All references in this prospectus supplement to the pass through trustee are to the pass through trustee acting in such capacity under the Pass Through Trust Agreement and should be read to take into account the possibility of a different successor trustee in the event of such a resignation or removal.

The Pass Through Trust Agreement provides that we will pay the pass through trustee’s fees and expenses and will indemnify the pass through trustee in accordance with the Participation Agreement and the Pass Through Trust Agreement.

DESCRIPTION OF THE EQUIPMENT NOTES

The following summary of the particular terms and provisions of the equipment notes makes use of terms defined in and is qualified in its entirety by reference to all of the provisions of the equipment notes, the indenture and the Participation Agreement.

General

The equipment notes (the “Equipment Notes”) will be issued by us pursuant to an indenture (the “Indenture”) between GATX and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”). Each Equipment Note issued under the Indenture will relate to a single Basic Group.

Interest Payments

Interest will be payable on the unpaid principal amount of each Equipment Note at the rate set forth on the cover page of this prospectus supplement on November 15 and May 15 of each year, commencing May 15, 2009. Interest is computed on the basis of a 360-day year of twelve 30-day months.

Principal Payments

The following table shows for each Basic Group the original principal amount of Equipment Notes issued with respect thereto:

Original
Principal Amount of
Basic Group	Equipment Notes

I	$27,388,000.00
II	$6,033,000.00
III	$5,523,000.00
IV	$30,499,000.00
V	$79,579,000.00
VI	$15,324,000.00
VII	$39,131,000.00

The principal of the Equipment Notes is scheduled to be repaid on certain Regular Distribution Dates, as shown on Annex I hereto.

If any date scheduled for any payment of principal, Make-Whole Amount, if any, or interest on the Equipment Notes is not a Business Day, such payment will be made on the next succeeding Business Day and such payment shall be made without any additional interest.

Prepayments

Mandatory Prepayments.  If there is an event of loss, as defined in the Indenture and described below, we will provide notice to the Indenture Trustee of such event of loss as soon as reasonably practical and in any event within 60 days after a responsible officer of GATX shall have actual knowledge of such occurrence. Unless a railcar suffering an event of loss is replaced in accordance with the terms of the indenture, we will prepay a portion of the Equipment Note issued with respect to the Basic Group in which such railcar was included. The prepayment is payable on the first Regular Distribution Date that is not less than 30 days after the 90-day replacement period elapses or, if earlier, 30 days after we give notice of our election to prepay the Equipment Note relating to such railcar. The prepayment price is the amount equal to the sum of:

(1)	as to principal, an amount equal to the product obtained by multiplying the unpaid principal amount (as of such prepayment date) of the Equipment Note issued with respect to the Basic Group in which the applicable railcar was included (after deducting therefrom the principal installment, if any, due on such date) by a fraction, the numerator of which shall be the original appraised equipment cost of such railcar and the denominator of which shall be the aggregate original appraised equipment cost of all Equipment in such Basic Group that are subject to the lien of the Indenture immediately prior to such prepayment date; and

(2)	as to interest, the aggregate amount of interest accrued and unpaid in respect of the principal amount to be prepaid pursuant to clause (1) above to, but not including, such prepayment date, but without the payment of any Make-Whole Amount.

Voluntary Prepayments at Our Option.  On at least 30 days’ revocable prior written notice to the Indenture Trustee, we have the right, at any time, to prepay all, but not less than all, of the Equipment Note related to any Basic Group at a price equal to the aggregate unpaid principal amount of such Equipment Note and accrued interest on such Equipment Note to, but not including, the date of payment, all other amounts owed or then due and payable to the holders of the Equipment Notes plus Make-Whole Amount, if any. Such notice may be revoked up to three calendar days prior to the scheduled prepayment date.

Make-Whole Amount.  The Make-Whole Amount, if any, payable with respect to the Equipment Notes will be determined by an independent investment banking institution of national standing (the “Investment Banker”) selected by us or, if the Indenture Trustee does not receive notice of such selection at least ten days prior to a scheduled prepayment date or if an Indenture Event of Default shall have occurred and be continuing, selected by the Indenture Trustee.

The term “Make-Whole Amount” means, with respect to the principal amount of any Equipment Note to be prepaid on any prepayment date, an amount to be determined by the Investment Banker as of the third Business Day prior to the applicable prepayment date, equal to the excess, if any, of (a) the sum of the present values of all the remaining scheduled payments of principal and interest from the prepayment date to maturity of such Equipment Note, discounted semiannually on each Regular Distribution Date at a rate equal to the treasury rate plus   basis points per annum, based on a 360-day year of twelve 30-day months, over (b) the aggregate unpaid principal amount of such Equipment Note plus any accrued but unpaid interest thereon.

The “treasury rate” means, with respect to each Equipment Note to be prepaid, a per annum rate (expressed as a semiannual equivalent and as a decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield), determined to be the per annum rate equal to the semiannual yield to maturity of United States Treasury securities maturing on the average life date (as defined below) of such Equipment Note, as determined by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities:

(1)	one maturing as close as possible to, but earlier than, the average life date of such Equipment Note; and

(2)	the other maturing as close as possible to, but later than, the average life date of such Equipment Note, in each case as published in the most recent H.15(519) (or, if a weekly average yield to maturity of United States Treasury securities maturing on the average life date of such Equipment Note is reported in the most recent H.15(519), as published in H.15(519)). “H.15(519)” means “Statistical Release H.15(519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System. The most recent H.15(519) means the latest H.15(519) which is published prior to the close of business on the third business day preceding the scheduled prepayment date.

The “average life date” for an Equipment Note, measured as of a particular prepayment date or other date of determination, is the last day of the period constituting the remaining weighted average life of such Equipment Note on that determination date.

The “remaining weighted average life” of an Equipment Note, at the prepayment or determination date of the Equipment Note, is the number of days equal to the quotient obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining principal payment on such Equipment Note by (b) the number of days from and including the prepayment date or determination date to but excluding the scheduled payment date of such principal payment, by

(2)	the unpaid principal amount of such Equipment Note.

Security

The Equipment Notes will be equally and ratably secured by a perfected security interest in favor of the Indenture Trustee on all of the Equipment.

If we prepay in full the Equipment Note and all other amounts due and payable with respect to any Basic Group, the Equipment in such Basic Group will be released from the lien of the Indenture and will no longer secure any of our obligations under the Equipment Notes, the Indenture or any other document.

We will be required to file the Indenture and any indenture supplements (or memorandums thereof) under the Transportation Code (or successor law) and will be further required to deposit such documents with the Registrar General of Canada under Section 105 of the Canadian Transportation Act. The filing under the Transportation Code (or successor law) will give the Indenture Trustee a perfected security interest in each item of Equipment whenever it is located in the United States. Such deposit in Canada will be done in order to protect the lien of the Indenture Trustee in and to the item of Equipment created by the Indenture in Canada or any province or territory thereof, to the extent provided for in the Canadian Transportation Act.

Each unit of Equipment may be operated by us or a permitted lessee or under permitted interchange agreements in the United States, Canada or Mexico. The extent to which the Indenture Trustee’s security interest would be recognized in an item of Equipment located in Mexico is uncertain.

Limitation of Liability

The Equipment Notes will be direct obligations of GATX. The Indenture Trustee, or any affiliate thereof, shall not be personally liable to any holder of an Equipment Note for amounts payable thereunder, or, except as provided in the Indenture, for any liability under the Indenture.

Indenture Events of Default, Notice and Waiver

The following events are events of default under the Indenture:

(1)	our failure to make any payment when due (i) of principal of, Make-Whole Amount, if any, or interest on any Equipment Note within 10 Business Days after the same shall have become due or (ii) any other amount payable by us to the holders of the Equipment Notes within 30 days after receipt of notice of such failure from Indenture Trustee;

(2)	we shall fail to maintain in effect the insurance required by the Indenture, such failure not having been waived;

(3)	any lease, assignment or transfer of the Equipment or portion thereof not authorized by the Indenture, provided that such unauthorized sublease, assignment or transfer shall not constitute an Indenture Event of Default for a period of 45 days after the occurrence thereof so long as:

(a)	such unauthorized lease, assignment or transfer is not the result of any willful action by us, and

(b)	such unauthorized lease, assignment or transfer is capable of being cured and we diligently pursue such cure throughout such 45-day period;

(4)	our failure to observe or perform any of the agreements or covenants relating to the merger, consolidation or transfer of our assets and such failure continues unremedied for 30 days, during which period we diligently pursue the cure of such failure;

(5)	any representation or warranty made by us in the Participation Agreement or the Indenture being untrue or incorrect in any material respect at the time made and such untruth or incorrectness continues to be material and unremedied for a period of 30 days after notice thereof from the Indenture Trustee, or, if such untruth or incorrectness is capable of being remedied, for a period of 90 days after receipt of such notice so long as we are diligently proceeding to remedy such untruth or incorrectness and we in fact remedy such untruth or incorrectness within such period, including any adverse effects thereof;

(6)	the occurrence of certain events of bankruptcy, reorganization or insolvency relating to us; and

(7)	our failure to perform or observe any other covenant or agreement to be performed or observed by us under the Participation Agreement or the Indenture and such failure continues unremedied for 30 days after notice of such failure from the Indenture Trustee, or, if such failure is capable of being remedied (and the remedy requires an action other than, or in addition to, the payment of money), for a period of 180 days after receipt of such notice so long as we are diligently proceeding to remedy such failure and we in fact remedy such failure within such period.

provided that, (i) any failure by us to perform or observe any covenant or agreement in the Indenture (for the avoidance of doubt other than related to the payment of money) shall not constitute an Indenture Event of Default if such failure is caused solely by reason of an event of loss so long as we are continuing to comply with the applicable terms of the Indenture and (ii) with regard to any event or condition that results from an act or omission of any lessee and that would, but for this proviso, constitute an Indenture Event of Default that cannot be cured without repossession of the applicable Equipment (such event or condition, a “Lessee Default”), the occurrence or existence of such Lessee Default shall not constitute an Indenture Event of Default until the earlier of (A) 180 days after the occurrence of such Lessee Default or (B) 30 days after we repossess the applicable Equipment, or for such longer period (but in no event to exceed 150 days) after we repossess the applicable Equipment as may be necessary for us to remedy such Lessee Default (such additional period, the “Additional Lease Cure Period”), so long as we are proceeding diligently to effect such repossession and upon such repossession, we are proceeding diligently to remedy such Lessee Default; provided that the Additional Lease Cure Period with respect to any Equipment will not extend beyond the final maturity date of the Equipment Notes.

We are not a railroad, and the protections against the automatic stay in bankruptcy under Section 1168 of the Bankruptcy Code that are granted to lessors, conditional vendors and purchase money financiers of rolling stock to a common carrier by railroad will not be available to the Indenture Trustee upon the occurrence of an Indenture Event of Default.

The Indenture provides that the Indenture Trustee shall, upon the occurrence of any event known to it to be a default under the Indenture, give notice thereof to the pass through trustee and us.

The holders of a majority in aggregate principal amount of the outstanding Equipment Notes issued under the Indenture by notice to the Indenture Trustee may on behalf of all holders thereof waive any past default under the Indenture except a default in the payment of the principal of, Make-Whole Amount or interest on any Equipment Note or a default in respect of any covenant or provision of the Indenture that cannot be modified or amended without the consent of each holder of an Equipment Note affected thereby.

Remedies

If an Indenture Event of Default shall occur and be continuing, the Indenture Trustee may, and when instructed by the holders of a majority in aggregate principal amount of the Equipment Notes outstanding under the Indenture shall, declare the unpaid principal of all such Equipment Notes to be due and payable, together with all accrued interest, but without any Make-Whole Amount being payable; provided that if an Indenture Event of Default relating to the occurrence of certain events of bankruptcy, reorganization or insolvency relating to us shall have occurred, then and in every such case the unpaid principal amount of the Equipment Notes then outstanding, together with accrued but unpaid interest thereon (but without Make-Whole Amount) and all other amounts due under the Indenture and on or in respect of the Equipment Notes shall immediately and without further act become due and payable without presentment, demand, protest or notice. The holders of a majority in aggregate principal amount of Equipment Notes outstanding under the Indenture may annul any such declaration by the Indenture Trustee at any time prior to the sale of the Equipment after such an Indenture Event of Default if:

(1)	there has been paid to or deposited with the Indenture Trustee an amount sufficient to pay all overdue installments of principal of and interest on the Equipment Notes outstanding under the Indenture that have become due otherwise than by such declaration of acceleration;

(2)	the rescission would not conflict with any judgment or decree; and

(3)	all other indenture defaults and Indenture Events of Default, other than nonpayment of principal and interest on the Equipment Notes outstanding under the Indenture that have become due solely because of such acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the Equipment Notes outstanding under the Indenture may instruct the Indenture Trustee to give notice, direction or consent, or exercise such right, remedy or power under the Indenture or in respect of the indenture estate or take such other action as shall be specified in such instructions, but the Indenture Trustee shall not be required to take or refrain from taking any action in connection therewith if such action or inaction would require the Indenture Trustee to expend its own funds or would subject the Indenture Trustee to risk unless it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk is not reasonably assured to it.

If an Indenture Event of Default occurs and is continuing under the Indenture and the Indenture Trustee has accelerated the Equipment Notes outstanding under the Indenture or the Indenture Trustee has exercised any remedies under the Indenture, any sums held or received by the Indenture Trustee may be applied to reimburse the Indenture Trustee for any tax, expense or other loss incurred by it and to pay any other amounts then due to the Indenture Trustee prior to any payments to holders of the Equipment Notes issued under the Indenture.

Modification of the Indenture

Without the consent of any holders of Equipment Notes outstanding under the Indenture, the provisions of the Indenture may be amended or modified for the following purposes:

(1)	to correct or amplify the description of any property at any time subject to the Indenture or better to assure, convey and confirm unto the Indenture Trustee any property subject or required to be subject to the lien of the Indenture or to subject to the lien of the Indenture any replacement equipment in accordance with the Indenture; or

(2)	to evidence the succession of another entity to us and the assumption by any such successor of our covenants in the Indenture and in the Equipment Notes contained, or to evidence the succession of a new Indenture Trustee thereunder; or

(3)	to add to our covenants, for the benefit of the holders of the Equipment Notes, or to surrender any right or power herein conferred upon us; or

(4)	to cure any ambiguity, to correct or supplement any provision in the Indenture which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising hereunder so long as any such action does not adversely affect the interests of the holders of the Equipment Notes.

Except as set forth above, the Indenture Trustee will not enter into any amendment, waiver or modification of, supplement or consent to the Indenture, or any other related agreement, unless such supplement, amendment, waiver, modification or consent is consented to in writing by the holders of a majority in aggregate principal amount of the Equipment Notes, but upon the written request of the holders of a majority in aggregate principal amount of the Equipment Notes, the Indenture Trustee shall from time to time enter into any such supplement or amendment, or execute and deliver any such waiver, modification or consent, as may be specified in such request and as may be (in the case of any such amendment, supplement or modification); provided, however, without the consent of each holder of an Equipment Note affected thereby, no such supplemental agreement shall:

(1)	change the final maturity or amounts of, or reduce the principal amount of, Make-Whole Amount or interest payable on any Equipment Notes issued or impair the right to institute suit for the enforcement of any such payment or change the date on which any principal, Make-Whole Amount or interest is due and payable or change the place of payment to a location outside the United States, or change the coin or currency of principal, interest or Make-Whole Amount;

(2)	create any lien with respect to the property subject to the lien of the Indenture ranking prior to, or on a parity with, the security interest created by the Indenture, except as permitted in such Indenture, or deprive any holder of an Equipment Note of the benefit of the lien of the Indenture;

(3)	reduce the percentage in principal amount of outstanding Equipment Notes necessary to modify or amend any provision of the Indenture or to waive compliance therewith;

(4)	reduce, modify or amend any indemnities payable to the holders of the Equipment Notes; or

(5)	modify the provisions of the Indenture that provide for actions to be taken only with the consent of each affected holder of an Equipment Note.

Covenants of the Owner

Lease; Possession and Use.  We are in the business of leasing railcars to third parties under operating leases. The terms of these leases vary based on our needs and the needs of the lessee. We shall have the right, without the prior approval of the Indenture Trustee, to lease the Equipment to any railroad company incorporated in the United States, Canada or Mexico or to any other responsible company that is not a railroad company for use in its business; provided, that each lease shall be either (i) subject and subordinate to the Indenture or (ii) assigned to the Indenture Trustee as security for our obligations under the Indenture, shall not contain purchase options binding on us without action or consent by the Indenture Trustee, shall have been entered into on an arm’s-length basis, and shall, on the date entered into, be on commercially reasonable terms. Each lease shall contain inspection rights for our benefit. The Indenture provides that no more than 20% of the Equipment may be used in Mexico so long as Mexican law does not afford protection to the Indenture Trustee comparable to United States law. We may not lease any railcars under a non-subject and subordinate lease for a term which extends beyond the final maturity date of the Equipment Notes unless we replace such railcars on or prior to such final maturity date in accordance with the provisions of the Indenture. No lease will discharge us of our obligations under the Indenture. If any railcar is leased or the possession is otherwise transferred, such railcar will remain subject to the lien of the Indenture.

Replacement for Valid Business Reasons.  We will be entitled at any time, but not more than twice in any calendar year provided no payment default, bankruptcy default or Indenture Event of Default shall have occurred and be continuing, without the prior approval of the Indenture Trustee, to replace any item or items of Equipment for valid business reasons arising in the ordinary course of business, with equipment of either the same car type or other car types as may be approved by the Indenture Trustee in accordance with the provisions of the Indenture. If we opt to replace Equipment, we must deliver to the Indenture Trustee prior written notice stating that we have exercised our option to replace equipment and advising the Indenture Trustee of the date on which the Equipment to be replaced will be so replaced and appropriately identifying the Equipment to be replaced and the replacement equipment.

On the replacement date the following will occur:

•	we will subject the replacement equipment to the lien of the Indenture,

•	the Indenture Trustee will release the replaced Equipment from the lien of the Indenture, and

•	we and the Indenture Trustee will deliver to each other such documents and other instruments as are required under the Indenture.

Liens.  All Equipment will be maintained free of any liens, other than the rights of the Indenture Trustee, the holders of the Equipment Notes, us and any permitted lessee arising under a permitted lease, the Indenture or the Participation Agreement, and other than certain limited liens permitted under the Indenture, including liens for taxes either not yet due and payable or being contested (so long as there exists no material risk of sale, forfeiture, loss or loss of use of such Equipment or impairment of the lien of the Indenture), materialmen’s, mechanics’ and other similar liens arising in the ordinary course of business and either not yet due and payable or being contested (so long as there exists no material risk of sale, forfeiture, loss or loss of use of such Equipment or impairment of the lien of the Indenture), judgment liens that are being appealed and whose enforcement has been stayed pending such appeal, and salvage rights of insurers.

Events of Loss.  If an event of loss occurs with respect to a railcar, we shall give notice thereof within 60 days after our knowledge of such occurrence to the Indenture Trustee and within 60 days after such notice make an election to either:

(1)	prepay the outstanding debt amount related to such railcar, together with certain additional amounts, but without Make-Whole Amount, or

(2)	replace such railcar provided that, as of the scheduled replacement date, no payment default, bankruptcy default or Indenture Event of Default has occurred and is continuing.

In the event we elect to replace such railcar, we must do so within 90 days after we give notice of such event of loss with a railcar of the same car type of the same or newer model year (or otherwise as approved by the Indenture Trustee, which approval shall not be unreasonably withheld), and having a fair market value, utility, remaining economic useful life and condition at least equal to the railcar so replaced (assuming such railcar was in the condition required to be maintained by the Indenture). If we elect to pay the outstanding debt amount related to a railcar subject to an event of loss or fail to replace such railcar within such 90-day period, we must pay the outstanding debt amount with respect to such railcar on the Regular Distribution Date which next succeeds (i) the 30th day following the date of notice of our election to pay the outstanding debt amount or (ii) the 30th day following the end of such 90-day period. Upon making such payment, which in all circumstances will be at least sufficient to pay in full as of the date of payment thereof that portion of the aggregate unpaid principal of the outstanding Equipment Note issued with respect to such railcar, together with all unpaid interest thereon accrued to the date on which such amount is paid, but without the payment of any Make-Whole Amount, the lien of the Indenture shall terminate with respect to such railcar. The payments we make shall be deposited with the Indenture Trustee. Insurance proceeds in excess of the outstanding principal amount of the Equipment Note and the then accrued and unpaid interest thereon to be prepaid as a result of such event of loss will be distributed by the Indenture Trustee to us in accordance with the terms of the Indenture. We will not be required to replace railcars more than two times in any calendar year unless the original appraised equipment cost of the railcars that suffered such event of loss exceeds 5% of the original appraised equipment cost of the Equipment. If we have replaced railcars twice in any calendar year and we elect to replace any additional railcars that have suffered an event of loss and with respect to which the original appraised equipment cost of such railcars does not exceed 5% of the original appraised equipment cost of the Equipment, we shall replace such railcars on or prior to the next Regular Distribution Date that is not less than 60 days from the end of the 90-day replacement period referred to above.

An event of loss with respect to any railcar shall mean any of the following events:

(1)	damage or contamination of such railcar which, in our reasonable judgment (as evidenced by an officers’ certificate to such effect), makes repair uneconomic or renders such railcar unfit for commercial use;

(2)	destruction, theft or disappearance of such railcar for a period exceeding 12 months;

(3)	the permanent return of such railcar to the manufacturer pursuant to any patent indemnity provisions;

(4)	the taking or appropriating of title to such railcar by any governmental authority under the power of eminent domain or otherwise;

(5)	the taking or requisitioning of such railcar for use by any governmental authority or any agency or instrumentality other than the United States or Canada if such taking or requisition is for a period in excess of 365 days; or

(6)	we determine a required modification of a railcar would be economically impractical in accordance with the Indenture.

The Participation Agreement

We are required to indemnify the Indenture Trustee and the pass through trustee for certain losses, fees and expenses and for certain other matters.

Under the Participation Agreement, we will be prohibited from consolidating or merging with or into any other person or transferring all or substantially all of our assets to another person unless:

(1)	the successor entity, if other than us, shall be an entity organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume the due and punctual performance and observance of all the covenants and conditions of the Operative Documents to be performed by us;

(2)	immediately prior to and immediately after giving effect to such transaction, no payment default, bankruptcy default or Indenture Event of Default shall have occurred, whether as a result of such transaction or otherwise;

(3)	we shall have made all filings necessary or appropriate in the reasonable opinion of the Indenture Trustee in order to preserve and protect the rights of the Indenture Trustee under the Indenture; and

(4)	there shall have been delivered to the Indenture Trustee, an officer’s certificate of our successor (or such person as is the surviving entity) stating that such consolidation, merger, conveyance, transfer or lease and the applicable assumption agreement comply with the terms of the Participation Agreement.

CERTAIN ERISA CONSIDERATIONS

General

The Employee Retirement Income Security Act of 1974, as amended, imposes certain requirements on employee benefit plans subject to Title I of ERISA and on entities that are deemed to hold the assets of such plans, and on those persons who are fiduciaries with respect to ERISA plans. Investments by ERISA plans are subject to ERISA’s general fiduciary requirements, including, but not limited to, the requirement of investment prudence and diversification and the requirement that an ERISA plan’s investments be made in accordance with the documents governing the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an ERISA plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts, and certain persons, referred to as “parties in interest” for purposes of ERISA or “disqualified persons” for purposes of the Internal Revenue Code, having certain relationships to these plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Internal Revenue Code and the transaction may have to be rescinded.

Any plan fiduciary which proposes to cause a plan to purchase certificates should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code to such an investment and to confirm that the purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of any applicable requirement of ERISA.

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of ERISA and Section 4975 of the Internal Revenue Code, may nevertheless be subject to state or other Federal laws or regulations that are substantially similar to the foregoing provisions of ERISA and the Internal Revenue Code. Fiduciaries of any of these plans should consult with their counsel before purchasing certificates to determine the need for, and the availability of, if necessary, any exemptive relief under any laws or regulations.

Plan Assets Issues

ERISA Section 3(42) and Department of Labor regulation 29 CFR Section 2510.3-101 (the “Plan Asset Regulation”) describe what constitutes the assets of a plan with respect to the plan’s investment in an entity for purposes of ERISA and Section 4975 of the Internal Revenue Code. Under the Plan Asset Regulation, if a plan invests (directly or indirectly) in a certificate, the plan’s assets will include both the certificate and an undivided interest in each of the underlying assets of the corresponding pass through trust, including the equipment notes held by the pass through trust, unless it is established that equity participation in the pass through trust by benefit plan investors, including plans and entities whose underlying assets include plan assets by reason of the plan’s investment in the entity, is not “significant” within the meaning of the Plan Asset Regulation. In this regard, the extent to which there is equity participation in a particular pass through trust by, or on behalf of, benefit plan investors will not be monitored. If the assets of a pass through trust are deemed to constitute the assets of a plan, this would result in the application of the prudence and other fiduciary responsibility standards of ERISA to the operation of the pass through trust.

Prohibited Transaction Exemptions

In addition, whether or not the assets of a pass through trust are deemed to be plan assets under the Plan Asset Regulation, the fiduciary of a plan that proposes to purchase and hold any certificates should consider, among other things, whether the purchase and holding may involve (1) the direct or indirect extension of credit to a party in interest or a disqualified person, (2) the sale or exchange of any property between a plan and a party in interest or a disqualified person, or (3) the transfer to, or use by or for the benefit of, a party in interest or a disqualified person, of any plan assets. Parties in interest or disqualified persons with respect to a plan could include us and our affiliates, the underwriters, the pass through trustee, the indenture trustees and the certificateholders. Depending on the satisfaction of certain conditions, which include the identity of the plan fiduciary making the decision to acquire or hold certificates on behalf of a plan, certain statutory and administrative exemptions can provide relief from the prohibited transaction rules of ERISA and the Internal Revenue Code. The following administrative exemptions may apply: Prohibited Transaction Class Exemption (“PTCE”) 91-38, as amended (relating to investments by bank collective investment funds), PTCE 84-14, as amended (relating to transactions effected by a “qualified professional asset manager”), PTCE 95-60, as amended (relating to investments by an insurance company general account), PTCE 96-23 (relating to transactions directed by an in-house asset manager) or PTCE 90-1 (relating to investments by insurance company pooled separate accounts). There can be no assurance that any of these Prohibited Transaction Class Exemptions or any other statutory or administrative exemption will be available with respect to any particular transaction involving the certificates.

In addition to the Prohibited Transaction Class Exemptions referred to above, an individual exemption may apply to the purchase, holding and secondary market sale of the certificates by plans, provided that specified conditions are met. In particular, the Department of Labor has issued individual administrative exemptions to the underwriters as most recently amended pursuant to Prohibited Transaction Exemption 2007-5. This underwriter exemption generally exempts from the application of specified, but not all, of the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code relating to the underwriting, holding and subsequent secondary market sale of pass through certificates which represent an interest in a trust that holds secured credit instruments that bear interest or are purchased at a discount in transactions by or between business entities (including equipment notes) and other specified assets, provided that specified conditions set forth in the underwriter exemption are satisfied.

The underwriter exemption sets forth a number of general and specific conditions that must be satisfied for a transaction involving the underwriting, holding or secondary market sale of certificates representing a beneficial ownership interest in a trust to be eligible for exemptive relief under the underwriter exemption. In particular, the underwriter exemption requires that the acquisition of certificates by a plan be on terms that are at least as favorable to the plan as they would be in an arm’s-length transaction with an unrelated party; the rights and interests evidenced by the certificates not be subordinated to the rights and interests evidenced by other certificates of the same trust estate; the certificates at the time of acquisition by the plan be rated in one of the three highest generic rating categories by specified rating agencies; and the investing plan be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

There can be no assurance that all of these conditions of the underwriter exemption will be met with respect to the certificates. In addition, even if all of the conditions of the underwriter exemption are satisfied with respect to the certificates, no assurance can be given that the underwriter exemption would apply with respect to all transactions involving the certificates or the assets of the pass through trust. Therefore, the fiduciary of a plan considering the purchase of a certificate should consider the availability of the exemptive relief provided by the underwriter exemption, as well as the availability of any other exemption that may be applicable, such as one of the class exemptions.

Each person who acquires or accepts a certificate or an interest therein will be deemed by the acquisition or acceptance to have represented and warranted that either: (i) it is neither an employee benefit plan, within the meaning of Section 3(3) of ERISA, which is subject to Title I of ERISA, nor any plan, within the meaning of Section 4975(e)(1) of the Internal Revenue Code, which is subject to Section 4975 of the Internal Revenue Code, nor any entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in the entity (each of the foregoing a “Plan”) and it is not acquiring or holding such certificates or any interest therein on behalf of, or with the assets of, a Plan or (ii) its purchase, holding and disposition of such certificates or interest therein is exempt from the prohibited transaction rules of ERISA and the Internal Revenue Code pursuant to one or more applicable statutory or administrative prohibited transaction exemptions.

Any insurance company proposing to invest assets of its general account in the certificates should consider the extent to which such investment would be subject to the requirements of ERISA and Section 4975 of the Internal Revenue Code in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 510 U.S. 86 (1993), and the effect of Section 401(c) of ERISA as interpreted by the regulations issued thereunder by the U.S. Department of Labor in January, 2000.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following summary describes the principal U.S. federal income tax considerations to the certificateholders of the purchase, ownership and disposition of the certificates offered hereby. In the opinion of Vedder Price P.C., our special tax counsel (“Tax Counsel”), the summary is accurate in all material respects with respect to the matters discussed therein. This summary supplements (and to the extent inconsistent therewith replaces) the summary of U.S. federal income tax consequences set forth in the accompanying prospectus. Except as otherwise specified, the summary is addressed to beneficial owners of pass through certificates that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any state therein, estates the income of which is subject to U.S. federal income taxation regardless of its source, and trusts that meet the following two tests: (a) a court in the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust (“U.S. Persons”), that will hold the pass through certificates as capital assets (“U.S. Certificateholders”). This summary does not address the tax treatment of U.S. Certificateholders that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or commodities, tax-exempt entities, holders that will hold pass through certificates as part of a straddle with other investments or as part of a “synthetic security” or other integrated investment (including a “conversion transaction”) or holders that have a “functional currency” other than the U.S. Dollar, nor, except as specifically indicated, does it address the tax treatment of certificateholders that do not acquire pass through certificates as part of the initial offering. The summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase pass through certificates. This summary does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction in the United States or under the laws of any foreign country or taxing jurisdiction thereof.

For purposes of this summary, the term “certificateholder” refers to the holder of a beneficial interest in a pass through certificate and not to DTC as holder of the global certificates.

This summary is based upon the tax laws and practice of the United States as in effect on the date of this prospectus supplement, as well as judicial and administrative interpretations thereof (in final or proposed form) available on or before such date. All of the foregoing are subject to change, which change could apply retroactively. Prospective investors should note that no rulings have been or will be sought from the U.S. Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax consequences described below, and no assurance can be given that the IRS or a court will not disagree with the tax characterizations or the tax consequences described below. Prospective investors should consult their own tax advisors with respect to the federal, state, local and foreign tax consequences to them of the purchase, ownership and disposition of the pass through certificates.

Tax Status of the Pass Through Trust

In the opinion of Tax Counsel, while there is no authority addressing the characterization of entities that are similar to the pass through trust in all material respects, the pass through trust will be classified as a grantor trust. The pass through trust, however, is not indemnified for any U.S. federal income taxes that may be imposed upon it, and the imposition of any such taxes on the pass through trust could result in a reduction in the amounts available for distribution to the certificateholders. The discussion below assumes that the pass through trust will be classified as a grantor trust and that the pass through trust will file U.S. federal income tax returns and report to certificateholders on the basis that it is a grantor trust.

Taxation of Certificateholders Generally

Pass Through Trust Classified as Grantor Trust

A U.S. Certificateholder will be treated as owning its pro rata undivided interest in each of the equipment notes and any other property held by the pass through trust. Accordingly, each U.S. Certificateholder’s share of interest paid on equipment notes will be taxable as ordinary income, as it is paid or accrued, in accordance with such U.S. Certificateholder’s method of accounting for U.S. federal income tax purposes. A U.S. Certificateholder using a cash method of accounting must take into account its pro rata share of income as and when received by the pass through trustee. A U.S. Certificateholder using an accrual method of accounting must take into account its pro rata share of income as it accrues or is received by the pass through trustee, whichever is earlier. Assuming the market discount rules described below do not apply, a portion of each payment to a U.S. Certificateholder that is allocable to principal will represent a recovery of capital, which will reduce the basis of the U.S. Certificateholder’s interest in the assets of the pass through trust.

It is anticipated that the equipment notes will not be issued with original issue discount for U.S. federal income tax purposes.

In the case of a subsequent purchaser of a certificate, the purchase price for the certificate should be allocated among the assets held by the pass through trust (including the equipment notes) in accordance with their relative fair market values at the time of purchase.

A U.S. Certificateholder who is treated as purchasing an interest in an equipment note at a market discount (generally, at a cost less than its remaining principal amount) that exceeds a statutory defined de minimis amount will be subject to the “market discount” rules of the Internal Revenue Code. These rules provide, in part, that gain on the sale or other disposition of a debt instrument with a term of more than one year and partial principal payments (including partial redemptions) on such a debt instrument are treated as ordinary income to the extent of accrued but unrecognized market discount. A U.S. Certificateholder may elect to include market discount in income currently as it accrues. This election, once made, applies to all market discount obligations acquired during or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. The market discount rules also provide for deferral of interest deductions with respect to debt incurred to purchase or carry a debt instrument that has market discount, unless an election to include market discount on a current basis is made. A U.S. Certificateholder who purchases an interest in an Equipment Note at a premium may elect to amortize the premium (generally on a constant yield basis) as an offset to interest income on the equipment note under rules prescribed by the Internal Revenue Code and Treasury Regulations, with corresponding reductions in such certificateholder’s tax basis in the relevant Equipment Note. It is unclear how these rules apply to an Equipment Note when there is more than one possible redemption date and the amount of the redemption premium is uncertain. Certificateholders should consult their own tax advisors regarding the advisability and consequences of an election to amortize bond premium with respect to the Equipment Notes.

Each U.S. Certificateholder will be entitled to deduct, consistent with its method of accounting, its pro rata share of fees and expenses paid or incurred by the pass through trust as provided in Sections 162 or 212 of the Internal Revenue Code. Certain fees and expenses, including fees paid to the pass through trustee, will be borne by parties other than the certificateholders. It is possible that such fees and expenses will be treated as constructively received by the pass through trust, in which event a U.S. Certificateholder will be required to include in income and will be entitled to deduct or amortize its pro rata share of such fees and expenses. If a U.S. Certificateholder is an individual, estate or trust, the deduction for such holder’s share of such fees or expenses will be allowed only to the extent that all of such holder’s miscellaneous itemized deductions, including such holder’s share of such fees and expenses, exceed 2% of such holder’s adjusted gross income. In addition, in the case of U.S. Certificateholders who are individuals, certain otherwise allowable itemized deductions will be subject generally to additional limitations on itemized deductions under applicable provisions of the Internal Revenue Code.

Sale or Other Taxable Disposition of the Certificates

Upon the sale, exchange or other taxable disposition of a certificate, a U.S. Certificateholder generally will recognize capital gain or loss (subject to the possible recognition of ordinary income under the market discount rules) equal to the difference between the amount realized on the disposition (other than any amount attributable to accrued interest which will be taxable as ordinary income) and the U.S. Certificateholder’s adjusted tax basis in the Equipment Notes and any other property held by the pass through trust. Any gain or loss will be capital gain or loss if a certificate was held as a capital asset. In the case of individuals, estates and trusts, capital gains on certificates held (1) one year or less will be treated as short-term capital gains and taxed at ordinary income rates and (2) more than one year will be treated as long-term capital gains and, under the current law as in effect on the date of the prospectus supplement, will be taxed at a maximum rate of 15% for a taxable year that begins before December 31, 2008, and, a maximum rate of 20% for a taxable year that begins after December 31, 2008. Capital gains recognized by corporate taxpayers are subject to tax at ordinary income tax rates applicable to corporations.

Foreign Certificateholders

Subject to the discussion of backup withholding below, payments of principal and interest on the equipment notes to, or on behalf of, any beneficial owner of a certificate that is not a U.S. Person (“Non-U.S. Certificateholder”) will not be subject to U.S. federal withholding tax; provided, in the case of interest, that (1) such Non-U.S. Certificateholder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of GATX entitled to vote, (2) such Non-U.S. Certificateholder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business and such Non-U.S. Certificateholder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to GATX, and (3) either (A) the Non-U.S. Certificateholder certifies, under penalties of perjury, that it is not a U.S. Person, and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (“financial institution”) and holds the certificate certifies, under penalties of perjury, that such statement has been received from the Non-U.S. Certificateholder by it or by another financial institution and furnishes the payor with a copy thereof. In the event that a Non-U.S. Certificateholder does not meet the conditions in either clause (1) or (2) above, or fails to provide the certification or to satisfy the alternative procedure described in clause (3) above, withholding tax would apply at a rate of 30% or such lower rate as may be provided by an applicable income tax treaty. The company has no obligation to indemnify any certificateholder with respect to any withholding taxes. Hence, any such withholding tax will reduce amounts otherwise distributable to a Non-U.S. Certificateholder.

Any capital gain realized upon the sale, exchange, retirement or other taxable disposition of a certificate held by a Non-U.S. Certificateholder will not be subject to U.S. federal income or withholding taxes if (1) such gain is not effectively connected with a U.S. trade or business of the holder and (2) in the case of an individual, such holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition or receipt.

Any interest or gain described in the preceding two paragraphs will be subject to the regular U.S. federal net income tax at graduated rates (and, in certain cases, a branch profits tax) if it is effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Certificateholder.

Non-U.S. Certificateholders should consult their own tax advisors regarding the withholding, income and other tax consequences to them of the purchase, ownership and disposition of the pass through certificates under U.S. federal, state and local, and any other relevant, law in the light of their own particular circumstances.

Backup Withholding

Payments made on the certificates proceeds with respect to the sale of certificates will not be subject to a backup withholding tax, under the current law, at a rate that may be as high as 28%, unless, in general, the certificateholder fails to supply an accurate taxpayer identification number or otherwise fails to comply with certain reporting procedures or otherwise fails to establish an exemption from such tax under applicable provisions of the Internal Revenue Code and the Treasury Regulations. Certain penalties may be imposed on a certificateholder who is required to supply information but who does not do so in a proper manner.

Backup withholding is not an additional tax. Any amount withheld under backup withholding rules may be refunded or credited against a certificateholder’s U.S. federal income tax liability, if any, provided that the required information is provided to the IRS.

The foregoing summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, purchasers of certificates should consult their own tax advisor as to the tax consequences of the purchase, ownership and disposition of the certificates, including the applicability and effect of any state, local and foreign tax laws, and of any proposed changes in applicable law.

Certain Delaware Taxes

The pass through trustee is a national banking association organized under the laws of the United States, with its corporate trust office in Delaware. In the opinion of Richards, Layton & Finger, counsel to the pass through trustee, under currently applicable law, assuming that the pass through trust is not taxable as a corporation, but, rather, will be classified as a grantor trust under the Internal Revenue Code, (i) the pass through trust will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof and (ii) certificateholders that are not residents of or otherwise subject to tax in Delaware will not be subject to any tax (including, without limitation, net or gross income, tangible or intangible property, net worth, capital, franchise or doing business tax), fee or other governmental charge under the laws of the State of Delaware or any political subdivision thereof, in each case as a result of the pass through trustee’s activities in Delaware.

None of the pass through trustee, the indenture trustee or the certificateholders will be indemnified for any taxes imposed on them, and the imposition of any such taxes on the pass through trustee or the indenture trustee could result in a reduction in the amounts available for distribution to the certificateholders of the pass through trust. In general, should a certificateholder or a pass through trust be subject to any state or local tax which would not be imposed if the pass through trustee was located in a different jurisdiction in the United States, the pass through trustee will resign and a new pass through trustee in such other jurisdiction will be appointed.

RATINGS

The certificates are expected to receive a rating of “A3” by Moody’s and “A-” by Standard & Poor’s.

The ratings assigned by the rating agencies address the likelihood of the timely receipt by holders of the certificates of interest and the ultimate repayment of principal by their final expected distribution dates set forth on the cover page. The ratings take into consideration the structural and legal aspects of the certificates. The ratings do not represent any assessment of the likelihood or rate of principal redemptions, nor do the ratings address the possibility that holders of the certificates might suffer a lower than anticipated yield. The ratings reflect only the views of the rating agencies. There is no assurance that any ratings will not be lowered or withdrawn, if in the judgment of the rating agencies, circumstances in the future so warrant.

The ratings on the certificates should be evaluated independently from similar ratings on other types of securities. A rating is not a recommendation to buy, sell or hold securities and may be subject to revision, review, suspension, qualification or withdrawal at any time by the assigning rating agency. A revision, review, suspension, qualification or withdrawal of a rating may have an adverse effect on the market price of the certificates but will not constitute an event of default under the equipment notes underlying the certificates.

EXPERTS

The references to RailSolutions, Inc., and to its appraisal report, are included in this prospectus supplement in reliance upon the authority of RailSolutions, Inc. as an expert with respect to the matters contained in its appraisal report.

The consolidated financial statements of GATX Corporation appearing in Amendment No. 1 to GATX Corporation’s Annual Report (Form 10-K/A) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of GATX Corporation’s internal control over financial reporting as of December 31, 2007, appearing in GATX Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

UNDERWRITING

Citigroup Global Markets Inc. (“Citi”) and Banc of America Securities LLC (“BAS”) are acting as joint bookrunning managers of this offering and as representatives of the underwriters named below.

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to cause the pass through trust to sell to them, severally, the aggregate face amount of certificates indicated in the following table:

Aggregate Face
Underwriter	Amount of Certificates

Citigroup Global Markets Inc.	$
Banc of America Securities LLC
Mizuho Securities USA Inc.
The Williams Capital Group, L.P.

Total	$

The underwriters are offering the certificates subject to their acceptance of the certificates from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the certificates offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the certificates offered by this prospectus supplement if any are taken.

Certificates sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus supplement. Any certificates sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     % of the aggregate face amount of the certificates. Any such securities dealers may resell any certificates purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     % of the aggregate face amount of the certificates. After the initial public offering of the certificates, the offering price and other selling terms may from time to time be varied by the representative.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the aggregate face amount of the certificates).

Paid by
GATX Corporation

Per Certificate	%

In order to facilitate the offering of the certificates, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the certificates. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the certificates for their own account. In addition, to cover overallotments or to stabilize the price of the certificates, the underwriters may bid for, and purchase, certificates on the open market. Finally, the underwriters may reclaim selling concessions allowed to an underwriter or a dealer for distributing the certificates in the offering, if the underwriters repurchase previously distributed certificates in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the certificates above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The certificates are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the certificates but are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the trading market for the certificates.

We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $     .

Each of Citi, BAS and Mizuho Securities USA Inc. (“Mizuho”) has performed certain investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their respective businesses. Certain affiliates of Citi, BAS and Mizuho are lenders under our bank credit facilities.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the certificates, or the possession, circulation or distribution of this prospectus supplement or the accompanying prospectus or any other material relating to us or the certificates, in any jurisdiction where action for that purpose is required. Accordingly, the certificates offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, and this prospectus supplement, the accompanying prospectus and any other offering material or advertisements in connection with the certificates may not be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

LEGAL OPINIONS

The validity of the certificates and certain United States Federal income tax consequences related to the certificates will be passed upon for us by Vedder Price P.C., Chicago, Illinois. Certain legal matters with respect to the certificates will be passed upon for the underwriters by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.

ANNEX I — AMORTIZATION SCHEDULE

	Basic Group
	I	II	III	IV	V	VI	VII	Total

May 15, 2009	935,000	223,000	194,000	1,041,000	2,652,000	513,000	1,317,000	6,875,000
November 15, 2009	921,000	218,000	191,000	1,024,000	2,613,000	507,000	1,297,000	6,771,000
May 15, 2010	743,000	180,000	155,000	827,000	2,108,000	408,000	1,049,000	5,470,000
November 15, 2010	736,000	178,000	153,000	819,000	2,087,000	405,000	1,039,000	5,417,000
May 15, 2011	728,000	176,000	152,000	811,000	2,067,000	400,000	1,029,000	5,363,000
November 15, 2011	721,000	174,000	150,000	802,000	2,044,000	397,000	1,018,000	5,306,000
May 15, 2012	567,000	140,000	119,000	631,000	1,603,000	311,000	801,000	4,172,000
November 15, 2012	567,000	140,000	119,000	631,000	1,603,000	311,000	801,000	4,172,000
May 15, 2013	567,000	140,000	119,000	631,000	1,603,000	311,000	801,000	4,172,000
November 15, 2013	20,903,000	4,464,000	4,171,000	23,282,000	61,199,000	11,761,000	29,979,000	155,759,000

I-1

ANNEX II — APPRAISAL

October 15, 2008

Mr. Eric Hess
Assistant Treasurer
GATX Corporation
222 West Adams Street
Chicago, IL 60606

Re: Desk Top Appraisal of Railcars Owned by GATX Corporation

Dear Mr. Hess:

Pursuant to your request, RailSolutions (RS) has conducted a desk top appraisal of 3,612 general service and specialty railcars that are owned by GATX Corporation (GATX). It is our understanding that GATX intends to finance these railcars under an offering of Pass Through Trust Certificates, and that RS was retained for the purpose of providing GATX with an independent and objective evaluation of the subject railcars.

For the purposes of this appraisal, we have categorized the railcars into seven general equipment groups based on railcar type, capacity, configuration and year of manufacture, as set forth in Table 1 attached to this report and, within each equipment group, we have categorized the equipment into more specific sub-groups as set forth in Table 2 attached to this report. The primary objectives of the appraisal are to determine our best estimates of the remaining economic useful life (as of the date of this letter) and current fair market value of the railcars in each equipment group and sub-group.

RailSolutions defines the term “fair market value” as “the amount expressed in terms of currency that may reasonably be expected for property exchanged between a willing buyer and a willing seller, with equity to both, neither under any compulsion to buy or sell, and both fully aware of all relevant, reasonably ascertainable facts”. We define the term “economic useful life” as “the period of time during which an asset is capable of being used for the production of income”.

In conducting the appraisal, RS has reviewed detailed equipment descriptions and we have analyzed those market supply and demand factors that we believe have the greatest influence on the values of railcars similar to those represented in the GATX portfolio. We have performed quantitative analyses using the depreciated replacement cost approach as the primary method of valuation. RS has used professional judgment and opinions in our analyses which we believe are appropriate under the circumstances. As a result of our research, we conclude the following:

1.	RS estimates that, as of the date of this letter, the remaining economic useful lives of the subject railcars are in a range of 28 to 36 years.

2.	RS estimates that, as of the date of this letter, the current fair market value of the subject railcars is approximately $309,114,360 in aggregate (3,612 railcars).

Limiting Conditions and Major Assumptions

The development of the methodology used here is a product of the appraiser’s knowledge of the railroad industry and the market for general service and specialty railroad equipment. Within the past ten years, the appraiser has conducted valuation studies involving over 900,000 railcars and 9,500 locomotives on behalf of financial institutions, railroads and private owners. In preparing this appraisal, RailSolutions has used professional opinions and judgment which we believe are appropriate under the circumstances.

6184 Grovedale Court • Suite 200 • Alexandria, VA 22310
Telephone: 703-922-3800 • Fax: 703-922-8229

Our report is to be used only for the specific purposes stated herein and any other use is invalid. The opinion of value is only for the stated valuation date. No reliance may be made by any third party without our prior written consent. No one should rely on our report as a substitute for their own due diligence.

RS has relied on equipment descriptions which we have assumed are reasonably accurate and complete; however, we have not audited this information and we express no opinion as to the accuracy or fairness of its presentation.

RS has assumed that all of the railcars appraised here are currently acceptable for interchange and that, going forward, the equipment will be operated in compliance with all AAR and FRA rules and regulations.

RS has not conducted any physical inspections of the subject railcars. We make no warranties or representations related to the actual mechanical or cosmetic condition of the equipment appraised.

The estimates of value set forth in this report represent our opinions and our best judgments based on the research performed. These estimates are not to be construed as a guarantee of value or as an offer to purchase the subject equipment.

RS takes no responsibility for changes in market conditions which may occur after the date of valuation, or for the inability of the equipment owner to identify a qualified buyer who is willing to purchase the equipment at any of the appraised values.

RS has not conducted any title search or verification of legal ownership, and assumes no responsibility for legal descriptions or titles. RS has assumed that all of the equipment described in the appraisal actually exists, and is owned free and clear of all liens and encumbrances other than those related to any existing financing arrangements.

No employee or representative of RailSolutions will be required to give testimony, attend court, appear at any governmental hearing, or respond to requests for information from third party auditors with reference to this appraisal report or the equipment addressed herein unless prior arrangements have been made directly with RS.

RailSolutions also requests that this appraisal report not be reproduced in whole or in part by any party without written consent, and that it not be distributed to any other parties other than those representatives of GATX Corporation that are directly involved with this transaction.

RailSolutions consents to the inclusion of this appraisal report dated October 15, 2008 in the Prospectus and to the reference to our firm’s name in the Prospectus under the caption “Experts”.

Appraiser’s Certification

The statements of fact contained in this report are true and correct.

The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinions and conclusions.

RS has acted independently in preparing this appraisal, and has no corporate or ownership affiliation with GATX Corporation, or any other party related to the ownership of these railcars. RS has no current or prospective financial interest in the subject equipment, and our fee was in no way influenced by the results of our analysis.

The appraiser’s compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

The appraiser’s analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

No one provided significant professional assistance to the person signing this report.

James D. Husband
RailSolutions, Inc.

TABLE 1

ESTIMATES OF REMAINING ECONOMIC USEFUL LIFE AND CURRENT FAIR MARKET VALUE
GATX CORPORATION — PTC PORTFOLIO — 2008
ESTIMATES PREPARED BY RAILSOLUTIONS, INC. AS OF OCTOBER 15, 2008

			Estimated
			Remaining	Estimated
			Economic	Current
Equipment	Number		Useful Life	Fair Market Value
Group	of Cars	General Description	(Years)	in Aggregate

I	566	Small Cubic Capacity Covered Hopper Railcars 3,200 Cubic Feet, 110 Tons, Gravity Built New in 2005 - 2008	34	$37,453,875
II	118	Covered Hopper Railcars, Pressure Differential 5,650 Cubic Feet, 110 Tons Built New in 2003 - 2005	33	$9,430,560
III	129	High Side Gondola Railcars 4,500 Cubic Feet, Alum., 120 Tons Built New in 2005	31	$8,305,020
IV	537	Open Top Hopper Railcars 4,000 Cubic Feet, Alum, or SS Body, 110 Tons Built New in 2003 - 2008	32	$41,404,270
V	1,400	General Service Tank Cars 20,000 - 30,000 Gallons, DOT 111A100W1 Built New in 2003 - 2008	32	$124,670,535
VI	277	Specialty Chemical Tank Cars 20,000 - 20,600 Gallons, DOT 111A100W5 Built New in 2003 - 2008	30	$24,481,530
VII	585	Pressure Tank Cars 25,000 - 34,000 Gallons DOT 112J340W/400W Built New in 2003 - 2008	34	$63,368,570

Total	3,612			$309,114,360

TABLE 2

ESTIMATES OF REMAINING ECONOMIC USEFUL LIFE AND CURRENT FAIR MARKET VALUE
GATX CORPORATION — PTC PORTFOLIO — 2008
ESTIMATES PREPARED BY RAILSOLUTIONS, INC. — OCTOBER 15, 2008

				Estimated	Estimated	Estimated
				Remaining	Current	Current
Equipment	Number		Years	Useful Life	FMV	FMV in
Group	of Cars	Equipment Description	Built	(Years)	Per Unit	Aggregate

Group I — Small Cubic Capacity Covered Hopper Railcars:
I - A	375	Cov. Hopper Cars, 3200 CF, 110 Tons, Gravity	2005	33	$62,250	$23,343,750
I - B	191	Cov. Hopper Cars, 3200 CF, 110 Tons, Gravity	2008	36	73,875	14,110,125

Total	566					$37,453,875

Group II — Covered Hopper Railcars, Pressure Differential:
II - A	118	Covered Hopper Cars, PD. 5650 CF, 110 Tons	2003-2005	33	79,920	$9,430,560

Total	118					9,430,560

Group III — High Side Gondola Railcars:
III - A	129	HS Gondola Railcars, 4500 CF, Alum, 120 Tons	2005	31	64,380	$8,305,020

Total	129					8,305,020
Group IV — Open Top Hopper Railcars:
IV - A	110	Open Top Hoppers, 4000 CF, Alum., ll0 Tons	2003-2004	30	$65,360	$7,189,600
IV - B	350	Open Top Hoppers, 4000 CF, Alum., ll0 Tons	2006	32	79,120	27,692,000
IV - C	77	Open Top Hoppers, 4000 CF, SST, ll0 Tons	2008	34	84,710	6,522,670

Total	537					$41,404,270

Group V — General Service Tank Cars:
V - A	50	GS Tank Cars, 20,000 Gal., 100 Tons, NC, Insul.	2004-2005	30	$79,540	$3,977,000
V - B	186	GS Tank Cars, 20,000 Gal., EC, Insul., 100 Tons	2008	34	100,470	18,687,420
V - C	355	GS Tank Cars, 23k-24k Gal., EC, Insul., 100 Tons	2003-2005	30	79,040	28,059,200
V - D	193	GS Tank Cars, 23k-24k Gal., EC, Insul., 100 Tons	2008	34	102,440	19,770,920
V - E	241	GS Tank Cars, 30,000 Gallons, 100 Tons, NC, NI	2003-2005	30	79,120	19,067,920
V - F	160	GS Tank Cars, 30,000 Gallons, 100 Tons, NC, NI	2008	34	90,620	14,499,200
V - G	124	GS Tank Cars, 25k-26k Gal., EC, Insul., 100 Tons	2005	31	90,300	11,197,200
V - H	91	GS Tank Cars, 25k-26k Gal, EC, Insul., 100 Tons	2008	34	103,425	9,411,675

Total	1,400					$124,670,535

Group VI — Specialty Chemical Tank Cars:
VI - A	134	Spec. Chem. Tank Cars, 20k Gal., NC, NI, 100 Tons	2003-2005	28	$75,480	$10,114,320
VI - B	143	Spec. Chem. Tank Cars, 20.6k Gal., NC, NI, 100 Tons	2008	32	100,470	14,367,210

Total	277					$24,481,530

Group VII — Pressure Tank Cars:
VII - A	333	Pressure Tank Cars, 33k-34k Gal., Insul., l00 Tons	2003-2005	33	$103,840	$34,578,720
VII - B	115	Pressure Tank Cars, 33k-34k Gal., Insul., l00 Tons	2008	36	116,230	13,366,450
VII - C	25	Pressure Tank Cars, 25k-33k Gal., Insul., l00 Tons	2003	31	87,400	2,185,000
VII - D	112	Pressure Tank Cars, 33,600 Gal., Insul., 100 Tons	2008	36	118,200	13,238,400

Total	585					$63,368,570

Total	3,612					$309,114,360

PROSPECTUS

GATX Corporation

Pass Through Certificates

This prospectus relates to pass through certificates that will be issued by one or more trusts to be formed by us. We will describe the specific terms of any offering of pass through certificates in a prospectus supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

The Pass Through Certificates:

•	Will be issued in one or more series each having a different interest rate and maturity;

•	Will be payable at the times and in the amounts specified in the applicable prospectus supplement; and

•	Will represent interests in the relevant trust only, will be paid only from the assets of that trust and will not represent obligations of, or be guaranteed by, us.

Each Pass Through Trust:

•	Will issue one or more series of certificates;

•	Will use the proceeds of each series of certificates to purchase equipment notes of one or more series, each with an interest rate equal to the rate on the related series of certificates and with a maturity date on or prior to the final distribution date for the related series of certificates; and

•	Will pass through to the holders of certificates principal and interest paid on the equipment notes that it owns.

The Equipment Notes:

•	Will be issued by:

•	an owner trustee to finance or refinance a portion of the purchase price of railcars that have been or will be leased to us as part of a separate leveraged lease transaction; or

•	us to finance or refinance all or a portion of the purchase price of railcars owned or to be purchased by us.

•	If issued by an owner trustee in connection with leased railcars, will not be our obligations and will not be guaranteed by us, but amounts unconditionally payable by us under the relevant lease will be sufficient to make all payments required under those equipment notes when due; and

•	Will be secured by the railcars specified in the prospectus supplement and, in the case of any leased railcars, by the relevant lease.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is August 16, 2007.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using the shelf registration process. Under this shelf process, the certificates described in this prospectus may be sold in one or more separate offerings. This prospectus provides you with a general description of the pass through certificates that may be offered.

Each time certificates are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described in the section entitled “Where You Can Find More Information.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement delivered with this prospectus and the documents we incorporate by reference may contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are identified by such words as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, these statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Many of these risks and uncertainties may be described with particularity in the applicable prospectus supplement or the documents incorporated by reference in this prospectus.

We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

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SUMMARY

This summary highlights information from this prospectus and may not contain all of the information that may be important to you. For more complete information about the pass through certificates we may offer, you should read this entire prospectus and the accompanying prospectus supplement. Unless the context indicates otherwise, references to “GATX,” “we,” “us,” “our” and “ours” refer to GATX Corporation and its consolidated subsidiaries.

Certificates

We may offer and sell from time to time the pass through certificates in one or more offerings pursuant to this prospectus and related prospectus supplements. Pass through certificates are securities that evidence an ownership interest in a pass through trust. The holders of the certificates issued by a pass through trust will be the beneficiaries of that trust. For convenience, we may refer to pass through certificates as “certificates” and to the holder of a pass through certificate as a “certificateholder.”

The beneficial interest in a pass through trust represented by a certificate will be a fractional interest in the property of that trust equal to the original face amount of the certificate divided by the original face amount of all of the certificates issued by that trust. Each certificate will represent a beneficial interest only in the property of the pass through trust that issued the certificate. Multiple series of certificates may be issued. If more than one series of certificates is issued, each series of certificates will be issued by a separate pass through trust.

The property held by each pass through trust will include promissory notes secured by railcars that we own or lease. These secured promissory notes are referred to as “equipment notes.” Payments of principal and interest on the equipment notes owned by a pass through trust will be passed through to holders of certificates issued by that trust in accordance with the terms of the pass through trust agreement pursuant to which the trust was formed.

Pass Through Trusts

We will form a separate pass through trust to issue each series of certificates. Each pass through trust will be formed by us, as creator of each pass through trust, and a national or state bank or trust company, as trustee. Unless otherwise stated in a prospectus supplement, U.S. Bank National Association will be the trustee of each pass through trust. For convenience, we may refer to the pass through trustee as the “trustee.”

Each pass through trust will be governed by a trust instrument that creates the trust and sets forth the powers of the trustee and the rights of the beneficiaries. The beneficiaries of a pass through trust will be the holders of certificates issued by that trust. The trust instrument for each pass through trust will consist of a basic pass through trust agreement between us and the pass through trustee, which we refer to as the “Basic Agreement,” and a supplement to that basic agreement, which we refer to as a “trust supplement.” We refer to the Basic Agreement as supplemented by the applicable trust supplement as the “pass through trust agreement.”

When a trust supplement is signed and delivered, the pass through trustee, on behalf of the related pass through trust, will enter into one or more purchase or refinancing agreements, typically referred to as “participation agreements,” under which it will agree to purchase one or more equipment notes secured by a group of railcars — an “equipment group”.

Under the applicable participation agreement, the pass through trustee, on behalf of the related pass through trust, will purchase one or more equipment notes. The equipment notes that are the property of a trust will have identical interest rates, in each case equal to the rate applicable to the certificates issued by the related pass through trust.

Equipment Notes

The equipment notes owned by a pass through trust may consist of:

•	Equipment notes issued by us and secured by railcars owned by us. We refer to these equipment notes as “owned equipment notes.”

•	Equipment notes issued by an owner trustee and secured by railcars owned by that trustee and leased to us. We refer to these equipment notes as “leased equipment notes.”

Owned Equipment Notes.  We may finance or refinance railcars that we own through the issuance of owned equipment notes. We will issue owned equipment notes relating to an equipment group under a separate indenture and security agreement relating to that equipment group. Each separate indenture and security agreement relating to owned equipment notes will be between us and a bank, trust company, financial institution or other entity, as indenture trustee. We refer to the indenture and security agreement entered into in connection with the issuance of owned equipment notes as an “owned equipment indenture.” The indenture trustee under an owned equipment indenture will act as a trustee for the holders of the owned equipment notes issued under that indenture. Holders of owned equipment notes will have recourse against us for payment of principal of, and interest on, the owned equipment notes.

Leased Equipment Notes.  Except as specified in a prospectus supplement, leased equipment notes will be issued by a bank, trust company, financial institution or other entity solely in its capacity as owner trustee in a leveraged lease transaction. In a leveraged lease transaction, one or more persons will form an owner trust to acquire railcars and then that owner trust will lease the railcars to us. The investors that are the beneficiaries of the owner trusts are typically referred to as owner participants. Each owner participant will contribute a portion of the purchase price of the railcars to the owner trust, and the remainder of the purchase price will be financed, or “leveraged,” through the issuance of indebtedness in the form of leased equipment notes. Leased equipment notes may also be issued to refinance railcars previously financed in a leveraged lease transaction or otherwise.

The leased equipment notes will be issued pursuant to a separate indenture and security agreement between the owner trustee and a bank, trust company, financial institution or other entity, as indenture trustee. The indenture entered into in connection with the issuance of leased equipment notes will be referred to as a “leased equipment indenture.” The indenture trustee under a leased equipment indenture will act as a trustee for the holders of the leased equipment notes issued under that indenture.

In a leveraged lease transaction, we will pay or advance rent and other amounts to the owner trustee in its capacity as lessor under the lease relating to the leased equipment. The owner trustee will use the rent payments and certain other amounts received by it to make payments of principal and interest on the leased equipment notes. The owner trustee also will assign its rights to receive basic rent and certain other payments to an indenture trustee as security for the owner trustee’s obligations to pay principal of, premium, if any, and interest on the leased equipment notes.

Payments or advances required to be made under a lease and related agreements will at all times be sufficient to make scheduled payments of principal of, and interest on, the leased equipment notes issued to finance the railcars subject to that lease. However, we will not have any direct obligation to pay principal of, or interest on, the leased equipment notes. No owner participant will be personally liable for any amount payable under a leased equipment indenture or the leased equipment notes issued under that indenture. Subject to certain restrictions, each owner participant may transfer its interest in the related equipment group.

Because we often refer to owned equipment indentures and leased equipment indentures together, we sometimes refer to them collectively as the “indentures.”

GATX CORPORATION

GATX Corporation (“GATX” or the “Company”) leases, manages, operates, and invests in long-lived, widely used assets in the rail, marine and industrial equipment markets. We are headquartered in Chicago, Illinois and provide our services primarily through three operating segments: Rail, Specialty and American Steamship Company (“ASC”).

Rail is principally engaged in leasing tank and freight railcars and locomotives. Rail’s railcar leasing customers are comprised largely of shippers of chemical, petroleum, and food products, as well as railroads. Rail primarily provides railcars pursuant to full-service leases under which it maintains the railcars, pays ad valorem taxes, and provides other ancillary services. Rail also offers net leases for railcars and most of its locomotives, in which case the lessee is responsible for maintenance, insurance and taxes. In addition, Rail manages railcars for third party owners for which it earns a fee. Rail operates a network of major service centers across North America that perform significant repair and regulatory compliance work on its railcars. Rail’s North American operation also includes its locomotive leasing business, which consists of the purchase, reconditioning and leasing of four axle, medium horsepower locomotives. In Europe, Rail engages in leasing railcars through its German, Austrian and Polish wholly owned subsidiaries. Rail operates in the home countries of its subsidiaries and leases railcars to customers in these countries as well as most other countries in Western and Central Europe. Rail also operates two repair facilities in Europe that perform significant repairs and regulatory compliance for owned railcars.

Specialty manages a portfolio consisting primarily of leases, affiliate investments, loans and interests in residual values involving a variety of underlying asset types, including marine vessels, aircraft, rail, industrial and other equipment. The portfolio provides recurring lease and interest income and uneven periodic income primarily related to the remarketing of assets. Specialty also provides equipment residual value guarantees, which enable it to share in any asset value in excess of the guaranteed amount. Specialty further leverages its equipment knowledge by managing portfolios of assets for third parties. The majority of these managed assets are in markets in which we have a high level of expertise. Specialty generates fee income through portfolio administration and asset remarketing of these managed assets.

ASC operates a fleet of self-unloading marine vessels on the Great Lakes and is exclusively engaged in the waterborne transportation of dry bulk commodities. ASC’s customers are composed primarily of consumers of iron ore, western and eastern coal, and metallurgical limestone and limestone aggregates.

General

We are a New York corporation. Our principal offices are located at 500 West Monroe Street, Chicago, Illinois 60661-3676. Our telephone number is (312) 621-6200.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

	Six Months Ended
	June 30,		June 30,		Year Ended December 31,
	2007		2006		2006		2005		2004		2003		2002

Ratio of earnings to fixed charges(a)	2.03	x	1.79	x	1.81	x	1.63	x	1.83	x	1.22	x	1.13x

(a)	The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings”. “Fixed charges” consist of interest on outstanding debt and amortization of debt discount and expense, adjusted for capitalized interest and the interest portion of operating lease expense. “Earnings” consist of income from continuing operations before income taxes and fixed charges, less share of affiliates’ earnings, net of distributions received.

USE OF PROCEEDS

The pass through trustee will use the proceeds from the sale of certificates issued by the related pass through trust to purchase equipment notes. The equipment notes will be issued by:

•	an owner trustee to finance or refinance a portion of the purchase price of railcars that have been or will be leased to us as part of a separate leveraged lease transaction; or

•	us to finance or refinance all or a portion of the purchase price of railcars owned or to be purchased by us.

When the owner trustee purchases equipment, it will lease the equipment to us.

As described in the applicable prospectus supplement, a portion of the equipment notes issued with respect to one or more equipment groups may be purchased by investors other than the pass through trustee. Unless otherwise specified in the applicable prospectus supplement, we will use the proceeds from each equipment note issued by us and from each separate leveraged lease transaction for general corporate purposes.

If any portion of the proceeds of an offering is not used to purchase equipment notes on the date the certificates are issued, those proceeds will be held for the benefit of the certificateholders. If any of the proceeds are not later used to purchase equipment notes by the date specified in the applicable prospectus supplement, those proceeds will be returned to the certificateholders.

DESCRIPTION OF THE PASS THROUGH CERTIFICATES

The following description is a summary of the terms of the pass through certificates that we expect will be common to all series and is not complete. The applicable prospectus supplement will describe most of the financial terms and other specific terms of a particular series of pass through certificates. Because the terms of a specific series of certificates may differ from the general information provided below, you should rely on the information in the prospectus supplement instead of the information in this prospectus if the information in the prospectus supplement is different from the information below.

We have incorporated by reference the form of Basic Agreement into the registration statement of which this prospectus is a part. In addition, we will file with the SEC the trust supplement relating to each series of certificates and the forms of other agreements described in this prospectus and the applicable prospectus supplement. You should refer to those agreements for more information regarding the terms discussed in this prospectus and the applicable prospectus supplement. The summaries contained in this prospectus and the applicable prospectus supplement are qualified in their entirety by reference to those filed agreements.

General

Except as amended by a supplement to the Basic Agreement, the terms of the Basic Agreement generally will apply to all of the pass through trusts that we form to issue certificates. We will create a separate pass through trust for each series of certificates by entering into a separate trust supplement to the Basic Agreement. Each trust supplement will contain the additional terms governing the specific trust to which it relates and, to the extent inconsistent with the Basic Agreement, will supersede the Basic Agreement.

The pass through certificates of each trust will be issued in fully registered form only. Each certificate will represent a fractional undivided interest in the property of the related pass through trust. All payments and distributions made with respect to a certificate will be made only from the property of the related trust. The certificates will not represent an interest in or obligation of us, the pass through trustee, the owner trustee, if any, in its individual capacity, any owner participant or any of their affiliates. By accepting a certificate, you agree to look solely to the income and proceeds of the property of the related pass through trust as provided in the pass through trust agreement.

The property of each trust will include:

•	the equipment notes held in that trust;

•	all monies at any time paid, due and to become due on those equipment notes; and

•	funds from time to time deposited with the pass through trustee for the account of the trust.

Each pass through certificate will correspond to a pro rata share of the outstanding principal amount of the equipment notes and other property held in the related trust and will be issued in denominations of $1,000 or any integral multiple of $1,000.

You should consult the prospectus supplement that accompanies this prospectus for a description of the specific series of certificates being offered by this prospectus and the applicable prospectus supplement, including;

•	the specific designation, title and aggregate principal amount of the certificates;

•	the regular distribution dates and special distribution dates applicable to the certificates;

•	the specific form of the certificates and whether or not the certificates are to be issued in book-entry form;

•	a description of the equipment notes to be purchased by the pass through trust;

•	a description of the railcars to be financed with the proceeds of the issuance of the equipment notes;

•	a description of the indentures under which the equipment notes to be purchased for that pass through trust will be issued;

•	a description of the participation agreement setting forth the terms and conditions upon which that pass through trust will purchase equipment notes;

•	if the certificates relate to leased equipment, a description of the leases to be entered into by the owner trustees and us; and

•	any other special terms of the certificates.

Interest paid on the equipment notes will be passed through to certificateholders of each trust at the annual rate payable on the equipment notes held by that trust and will be calculated on the basis of a 360-day year of twelve 30-day months. This rate will be set forth on the cover page of the applicable prospectus supplement.

The Basic Agreement does not and, except as otherwise described in the applicable prospectus supplement, the indentures will not, include financial covenants or “event risk” provisions specifically designed to afford holders of certificates protection in the event of a highly leveraged transaction affecting us. However, the holders of certificates of each series will have the benefit of a lien on the specific railcars securing the related equipment notes held in the related trust, as discussed under the caption “Description of the Equipment Notes — Security.”

Book-Entry Registration

Except as otherwise described in the applicable prospectus supplement, pass through certificates will be subject to the provisions described under this caption for book-entry registration with DTC.

Global Notes

Upon issuance, each series of certificates will be represented by one or more fully registered global certificates. Unless otherwise provided in a prospectus supplement, each global certificate will be deposited with, or on behalf of, The Depository Trust Company, referred to as “DTC,” and registered in the name of DTC’s nominee, Cede & Co., referred to as “Cede.” No person acquiring an interest in certificates will be entitled to receive a certificate representing that person’s interest in those certificates unless and until a definitive certificate is issued, as described under “— Definitive Certificates” below.

Unless and until definitive certificates are issued, all references to actions by certificateholders will refer to actions taken by DTC upon instructions from DTC participants. All references to distributions, notices, reports and statements to certificateholders will refer, as the case may be, to distributions, notices, reports and statements to DTC or Cede, as the registered holder of those certificates, or to DTC participants for distribution to certificateholders in accordance with DTC procedures.

DTC

DTC has advised us that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in the participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom, and/or their representatives, own DTC. Access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant either directly or indirectly.

Procedures for Transfers and Payments

Certificate owners that are not DTC participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, the certificates may do so only through DTC participants and indirect participants. In addition, certificate owners will receive all distributions of principal, premium, if any, and interest from the pass through trustee through DTC participants or indirect participants, as the case may be.

Under a book-entry format, certificate owners may experience some delay in their receipt of payments, because the payments will be forwarded by the pass through trustee to Cede, as nominee for DTC. DTC will forward those payments to DTC participants. DTC participants will then forward payments to indirect participants or certificate owners, as the case may be, in accordance with customary industry practices. The forwarding of these distributions to the certificate owners will be the responsibility of the appropriate DTC participants.

Unless and until definitive certificates are issued, the only “certificateholder” will be Cede. Certificate owners will not be recognized by the pass through trustee as certificateholders, as that term is used in the Basic Agreement, and certificate owners will be permitted to exercise the rights of certificateholders only indirectly through DTC and DTC participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “Rules”), DTC is required to make book-entry transfers of the certificates among DTC participants on whose behalf it acts with respect to the certificates. DTC is also required to receive and transmit distributions of principal of, premium, if any, and interest on the certificates. Similarly, DTC participants and indirect participants with which certificate owners have accounts for their certificates are required to make book-entry transfers and receive and transmit applicable payments on behalf of their respective certificate owners. Accordingly, although certificate owners will not possess the certificates, DTC’s rules provide a mechanism by which certificate owners will receive payments and will be able to transfer their interests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect participants, the ability of a certificate owner to pledge its certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to its certificates, may be limited due to the lack of a physical certificate for those certificates.

We understand that DTC will take any action permitted to be taken by certificateholders only at the direction of one or more DTC participants to whose accounts with DTC the certificates are credited. In addition, we understand that if any action requires approval by certificateholders of a particular percentage of beneficial interest in each trust, DTC will take such action only at the direction of and on behalf of DTC participants whose holdings include undivided interests that satisfy that percentage. DTC may take conflicting actions with respect to other undivided interests to the extent that these actions are taken on behalf of DTC participants whose holdings include those undivided interests.

Neither we nor the pass through trustee will have any liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the certificates held by Cede, as nominee for DTC, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

The information contained in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable. However, we take no responsibility for the accuracy of this information.

Definitive Certificates

Certificates will be issued in fully registered, certificated form, called “definitive certificates,” to certificate owners or their nominees, rather than to DTC or its nominee, only if:

•	we advise the pass through trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the certificates, and the pass through trustee or we are unable to locate a qualified successor;

•	we, at our option, elect to terminate the book-entry system through DTC; or

•	after the occurrence of an default with respect to a trust, certificate owners aggregating at least a majority in interest in the applicable trust advise the pass through trustee through DTC in writing that the continuation of a book-entry system through DTC, or its successor, is no longer in the certificate owners’ best interest.

Upon the occurrence of any of these events, the pass through trustee will be required to notify all affected certificate owners through DTC participants of the availability of definitive certificates. Upon surrender by DTC of the global certificates representing the certificates and receipt of instructions for re-registration, the pass through trustee will reissue the certificates as definitive certificates to certificate owners.

If and when definitive certificates are issued to owners, distributions of principal of, premium, if any, and interest on the certificates will be made by the pass through trustee in accordance with the procedures set forth in the pass through trust agreement. The pass through trustee will make these distributions directly to holders of definitive certificates in whose names the definitive certificates were registered at the close of business on the applicable record date. The distributions will be made by check mailed to the address of each applicable holder as it appears on the register maintained by the pass through trustee. The final payment on any certificate, however, will be made only upon presentation and surrender of the certificate at the office or agency specified in the notice of final distribution to certificateholders.

Definitive certificates will be freely transferable and exchangeable at the office of the pass through trustee upon compliance with the requirements set forth in the pass through trust agreement. No service charge will be imposed for any registration of transfer or exchange, but payment of a sum sufficient to cover any tax or other governmental charge will be required.

Payments and Distributions

We will make scheduled payments of principal and interest on the owned equipment notes to the indenture trustee under the related indenture. The indenture trustee will distribute these payments to the pass through trustee for each trust that is the owner of these equipment notes.

Upon the commencement of any lease for any leased equipment, we will make scheduled rental payments for each leased equipment group under the related lease to the owner trustee. These scheduled rental payments will be assigned under the applicable indenture by the owner trustee to the indenture trustee to provide the funds necessary to make the corresponding scheduled payments of principal and interest due on the leased equipment notes issued by the owner trustee. The indenture trustee will distribute these payments to the pass through trustee for each trust that holds the leased equipment notes.

Payments received by the pass through trustee of principal of, premium, if any, and interest on the equipment notes held in each trust will be distributed by the pass through trustee to the certificateholders of that trust on the date receipt is confirmed, except in certain cases when some or all of those equipment notes are in default. See “Description of the Pass Through Certificates — Events of Default and Certain Rights Upon an Event of Default.”

Payments of principal of, and interest on the unpaid principal amount of, the equipment notes held in each trust will be scheduled to be received by the pass through trustee on the regular distribution dates specified in the applicable prospectus supplement. We refer to these payments as “scheduled payments.” The pass through trustee of each trust will distribute to the related certificateholders on each regular distribution date all scheduled payments received by the pass through trustee on the regular distribution date. The pass through trustee will make each distribution of scheduled payments to the holders of record of the certificates of the related trust on the fifteenth day immediately preceding the related regular distribution date, subject to certain exceptions. If a scheduled payment is not received by the pass through trustee on a regular distribution date but is received within ten business days thereafter, the trustee will distribute it on the date received to the holders of record. If it is received after this ten-business day period, it will be treated as a special payment and distributed as described below.

Each certificateholder of each trust will be entitled to receive a pro rata share of any distribution of scheduled payments of principal and interest made on the equipment notes held in that trust. Scheduled payments of principal on the equipment notes held in each trust will be set forth in the applicable prospectus supplement.

For any pass through trust, any payments of principal, premium, if any, and interest, other than scheduled payments, received by the pass through trustee on any of the equipment notes held in the pass through trust will be distributed on the special distribution dates specified in the applicable prospectus supplement. These payments received:

•	for the full or partial prepayment of the equipment notes; or

•	following a default in respect of any equipment notes held in the pass through trust (including payments received by the pass through trustee with respect to the leased equipment notes on account of their purchase by the related owner trustee or payments received on account of the sale of the equipment notes by the pass through trustee)

are referred to as “special payments.” If the pass through trustee receives a special payment, the pass through trustee will mail notice to the certificateholders of record of the applicable trust stating the anticipated special distribution date for the payment.

If and when the pass through certificates of any trust are issued in the form of definitive certificates, distributions by the pass through trustee on any distribution date will be made by check mailed to each certificateholder of that trust of record on the applicable record date at its address appearing on the register maintained with respect to the trust. The final distribution for each trust, however, will be made only upon presentation and surrender of the pass through certificates for that trust at the office or agency of the pass through trustee specified in the notice given by the pass through trustee. The pass through trustee will mail notice of the final distribution to the certificateholders of the trust, specifying the date set for the final distribution and the amount of the distribution. See “Description of the Pass Through Certificates — Termination of the Trusts.”

If any regular distribution date or special distribution date is not a business day, distributions scheduled to be made on that date may be made on the next succeeding business day without additional interest. A business day means any day other than a Saturday, a Sunday, or a day on which commercial banking institutions in New York, New York, Chicago, Illinois or a city and state in which the pass through trustee or any related indenture trustee maintains its corporate trust office are authorized or obligated by law, executive order or governmental decree to be closed.

Pool Factors

The “pool factor” for any pass through trust will decline in proportion to the scheduled repayments of principal on the equipment notes held in a pass through trust as described in the applicable prospectus supplement, unless there is a prepayment of equipment notes or a default occurs in the repayment of equipment notes held by a trust. In the event of a partial or full prepayment or default, the pool factor and the pool balance of each trust affected by the prepayment or default will be recomputed after giving effect to that event and notice of the new computation will be mailed to certificateholders of that trust. Each trust will have a separate pool factor and pool balance.

Unless otherwise described in the applicable prospectus supplement, the “pool balance” for each trust indicates, as of any date, the portion of the original aggregate face amount of the certificates issued by that trust that has not been distributed to certificateholders. The pool balance for each trust as of any distribution date will be computed after giving effect to the payment of principal, if any, on the equipment notes held in that trust and the distribution of principal to be made on that date.

Unless otherwise described in the applicable prospectus supplement, the “pool factor” for each trust, as of any date, is the quotient (rounded to the seventh decimal place) computed by dividing (1) the pool balance by (2) the original aggregate face amount of the equipment notes held in that trust. The pool factor for a trust as of any distribution date will be computed after giving effect to the payment of principal, if any, on the equipment notes held in that trust and distribution to certificateholders of principal to be made on that date. The pool factor for each trust will initially be 1.0000000. The pool factor for a trust will decline as described above to reflect reductions in the pool balance of that trust. The amount of a certificateholder’s pro rata share of the pool balance of a trust can be determined by multiplying the original denomination of the certificateholder’s certificate by the pool factor for the trust as of the applicable distribution date. The pool factor and the pool balance for each trust will be mailed to certificateholders of record of that trust on each distribution date.

Statements to Certificateholders

With each distribution of a scheduled payment or special payment, the pass through trustee will send to certificateholders a statement giving effect to that distribution and setting forth the following information:

•	the amount of the distribution allocable to principal and the amount allocable to premium, if any, per $1,000 in aggregate principal amount of certificates for that trust;

•	the amount of the distribution allocable to interest, per $1,000 in aggregate principal amount of certificates for that trust; and

•	the pool balance and the pool factor for that trust.

So long as the certificates of any trust are registered in the name of Cede, as nominee for DTC, on the record date prior to each distribution date, the pass through trustee will request from DTC a securities position listing setting forth the names of all DTC participants reflected on DTC’s books as holding interests in the certificates of the trust on that record date. On each distribution date, the pass through trustee will mail to each of these DTC participants the statement described above and will make available additional copies as requested by them for forwarding to certificate owners.

After the end of each calendar year, each pass through trustee will prepare a report for each person that was a holder of record of one or more of its certificates at any time during the preceding calendar year. Each report will contain the sum of the distributions allocable to principal, premium, if any, and interest with respect to the trust for that calendar year. If a person was a certificateholder of record during only a portion of that calendar year, the report will contain the sum for the applicable portion of that calendar year. In addition, each pass through trustee will prepare for each person that was a holder of one or more of its certificates at any time during the preceding calendar year any other items that are readily available to the pass through trustee and that a certificateholder reasonably requests as necessary for the purpose of that certificateholder’s preparation of its federal income tax returns. The pass through trustee will prepare these reports and the other items described in this paragraph on the basis of information supplied to it by the DTC participants, and the pass through trustee will deliver this report to the DTC participants to be available for forwarding by the DTC participants to certificate owners.

If certificates of a trust are issued in the form of definitive certificates, the related pass through trustee will prepare and deliver the information described above to each certificateholder of record of the trust as the name and period of record ownership of that certificateholder appears on the records of the registrar of the certificates.

Voting of Equipment Notes

The pass through trustee, as holder of the equipment notes held in each trust, has the right to vote and give consents and waivers in respect of those equipment notes under the applicable indenture. The Basic Agreement describes the circumstances under which the pass through trustee will:

•	direct any action or cast any vote as the holder of the equipment notes held in the applicable trust at its own discretion; and

•	seek instructions from the certificateholders of the trust.

Prior to an event of default with respect to any trust, the principal amount of the equipment notes held in that trust directing any action or being voted for or against any proposal will be in proportion to the principal amount of certificates held by the certificateholders of that trust taking the corresponding position.

Events of Default and Certain Rights Upon an Event of Default

The Basic Agreement defines an “event of default” for any trust as the occurrence and continuance of an event of default under one or more of the related indentures. The applicable prospectus supplement will describe the events of default that can occur under the indentures and, in the case of leased equipment notes, will include events of default under the related leases.

Because the equipment notes issued under an indenture may be held in more than one trust, a continuing default under the indenture would result in an event of default with respect to each of these trusts. There will be, however, no cross-default provisions in the indentures and events resulting in an event of default under any particular indenture (or a default under any of our other indebtedness) will not necessarily result in an event of default occurring under any other indenture. If an event of default occurs in fewer than all of the indentures related to a trust, the equipment notes issued under the related indentures with respect to which an event of default has not occurred will continue to be held in the trust and payments of principal and interest on those equipment notes will continue to be made as originally scheduled.

In the case of leased equipment, the owner trustee and the owner participant under each indenture will each have the right under some circumstances to cure an event of default under the indenture that results from the occurrence of an event of default under the related lease. If the owner trustee or the owner participant chooses to exercise this cure right, the event of default under the indenture and, as a result, the event of default under the related trust or trusts will be deemed to be cured.

The Basic Agreement provides that, so long as an event of default under any indenture relating to equipment notes held in a trust has occurred and is continuing, the pass through trustee of that trust may vote all of the equipment notes issued under that indenture that are held in the trust. Upon the direction of holders of certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the trust, the pass through trustee shall vote not less than a corresponding majority of the equipment notes in favor of directing the related indenture trustee to declare the unpaid principal amount of all equipment notes issued under the indenture and any accrued and unpaid interest on the equipment notes to be due and payable. The Basic Agreement also provides that, if an event of default under any indenture relating to equipment notes held in a trust occurs and is continuing, the pass through trustee of that trust may, and upon the direction of the holders of certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the trust shall, subject to certain conditions, vote all of the equipment notes issued under the indenture that are held in the trust in favor of directing the related indenture trustee as to the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or of exercising any trust or power conferred on the indenture trustee under the indenture.

The ability of the certificateholders of any one trust to cause the indenture trustee with respect to any equipment notes held in the trust to accelerate the payment on the equipment notes under the related indenture or to direct the exercise of remedies by the indenture trustee under the related indenture will depend, in part, upon the proportion of the aggregate principal amount of the equipment notes outstanding under that indenture and held in the trust to the aggregate principal amount of all equipment notes outstanding under that indenture.

Each trust will hold equipment notes with different terms from those of the equipment notes held in the other trusts. The certificateholders of a trust may, therefore, have divergent or conflicting interests from those of the certificateholders of the other trusts holding equipment notes relating to the same equipment group. For the same reason, so long as the same institution acts as pass through trustee of each trust, in the absence of instructions from the certificateholders of any trust, the pass through trustee for that trust could be faced with a potential conflict of interest upon an event of default under an indenture. In that event, the pass through trustee has indicated that it would resign as pass through trustee of one or all of the affected trusts, and a successor pass through trustee would be appointed in accordance with the terms of the Basic Agreement.

As an additional remedy, if an event of default under an indenture occurs and is continuing, the Basic Agreement provides that the pass through trustee of a trust holding equipment notes issued under that indenture may, and upon the direction of the holders of certificates evidencing fractional undivided interests aggregating not less than a majority in interest of the trust shall, sell all or part of the equipment notes for cash to any person. Any proceeds received by the pass through trustee upon any such sale will be deposited in the special payments account for the trust and will be distributed to the certificateholders of the trust on a special distribution date.

The market for equipment notes in default may be very limited, and the pass through trustee may not be able to sell them for a reasonable price. Furthermore, so long as the same institution acts as pass through trustee of each trust, it may be faced with a conflict in deciding from which trust to sell equipment notes to available buyers. If the pass through trustee sells any equipment notes with respect to which an event of default under an indenture exists for less than their outstanding principal amount, the certificateholders of the trust will receive a smaller amount of principal distributions than anticipated and will not have any claim for the shortfall against us, the related owner trustee or the related owner participant, in the case of any leased equipment, or the pass through trustee. Neither the pass through trustee nor the certificateholders of that trust could take any action with respect to any remaining equipment notes held in that trust so long as no event of default under an indenture existed with respect to the remaining equipment notes.

The pass through trustee will deposit in the special payments account for a trust, and will distribute to the certificateholders of that trust on a special distribution date, any amount distributed to the pass through trustee of that trust under any indenture on account of the equipment notes held in that trust following an event of default under the indenture. In addition, a prospectus supplement may provide that the applicable owner trustee may, under circumstances specified in the prospectus supplement, purchase the outstanding leased equipment notes issued under the applicable indenture. If any leased equipment notes are so purchased, the price paid by the owner trustee to the pass through trustee of any trust for those leased equipment notes will be deposited in the special payments account for that trust and will be distributed to the certificateholders of the trust on a special distribution date.

To the extent practicable, the pass through trustee will invest and reinvest any funds held by the pass through trustee in the special payments account for the related trust representing either payments received with respect to any equipment notes held in the trust following an event of default, or proceeds from the sale by the pass through trustee of any of those equipment notes, in permitted government investments pending the distribution of those funds on a special distribution date. Permitted government investments are defined in the Basic Agreement as obligations of the United States and agencies of the United States maturing in not more than 60 days or such lesser time as is required for the distribution of any such funds on a special distribution date.

The Basic Agreement provides that the pass through trustee of each trust will, within 90 days after the occurrence of a default in respect of that trust, mail to the certificateholders of that trust notice of all uncured or unwaived defaults known to it with respect to that trust. However, the pass through trustee will be protected in withholding a notice of default if it determines in good faith that the withholding of the notice is in the interest of the certificateholders, except in the case of default in the payment of principal of, premium, if any, or interest on any of the equipment notes held in the trust. The term “default,” as used in this paragraph only, means the occurrence of any event of default with respect to a trust as specified above, except that in determining whether an event of default has occurred any grace period or notice in connection with that event of default will be disregarded.

The Basic Agreement contains a provision entitling the pass through trustee of each trust, subject to the duty of the pass through trustee during a default to act with the required standard of care, to be indemnified by the certificateholders of that trust before proceeding to exercise any right or power under the Basic Agreement at the request of those certificateholders.

In some cases, certificateholders of a majority of the total fractional undivided interests in a pass through trust may on behalf of all certificateholders of that trust waive any past default or event of default with respect to that trust and annul any direction given by the pass through trustee on behalf of the certificateholders to the related indenture trustee. However, all of the certificateholders of that trust must consent in order to waive:

•	a default in the deposit of any scheduled payment or special payment or in the distribution of any such payment;

•	a default in payment of the principal of, premium, if any, or interest on any of the equipment notes held in the trust; and

•	a default in respect of any covenant or provision of the Basic Agreement or the related trust supplement that cannot be modified or amended without the consent of each certificateholder of the trust affected by the waiver.

Each indenture will provide that, with certain exceptions, the holders of a majority in aggregate unpaid principal amount of the equipment notes issued under the indenture may on behalf of all holders of equipment notes under the indenture waive any past default or indenture event of default. In the event of a waiver with respect to a trust as described above, the principal amount of the equipment notes issued under the related indenture held in the trust will be counted as waived in the determination of the majority in aggregate unpaid principal amount of equipment notes required to waive a default or an indenture event of default. Therefore, if the certificateholders of a trust waive a past default or event of default such that the principal amount of the equipment notes held in the trust constitutes the required majority in aggregate unpaid principal amount under the applicable indenture, the past default or indenture event of default will be waived.

Modifications of the Basic Agreement

The Basic Agreement contains provisions permitting us and the pass through trustee to enter into supplemental trust agreements without the consent of the certificateholders of the trust in order to do the following, among other things:

•	to evidence the succession of another corporation to us and the assumption by that corporation of our obligations under the Basic Agreement and the applicable trust supplement;

•	to add to our covenants for the benefit of the certificateholders;

•	to cure any ambiguity, to correct any manifest error or to correct or supplement any defective or inconsistent provision of the Basic Agreement, the applicable trust supplement or any supplemental trust agreement, or to make any other provisions with respect to matters or questions arising under any of those documents that will not adversely affect the interests of the certificateholders;

•	to evidence and provide for a successor pass through trustee for some or all of the trusts; or

•	to make any other amendments or modifications that will only apply to certificates issued after the date of the amendment or modification.

The Basic Agreement also provides that we and the pass through trustee, with the consent of the certificateholders of a majority of the total fractional undivided interests of a trust, may execute supplemental trust agreements adding any provisions to or changing or eliminating any of the provisions of the Basic Agreement, to the extent relating to the trust, and the applicable trust supplement, or modifying the rights of the certificateholders. No supplemental trust agreement may, however, without the consent of the holder of each affected certificate:

•	reduce the amount of, or delay the timing of, any payments on the equipment notes held in the trust, or distributions in respect of any certificate of the trust;

•	make distributions payable in coin or currency other than that provided for in the certificates;

•	impair the right of any certificateholder to institute suit for the enforcement of any payment when due;

•	permit the disposition of any equipment note held in the trust, except as provided in the Basic Agreement or the applicable trust supplement; or

•	reduce the percentage of the total fractional undivided interests of the trust that must consent to approve any supplemental trust agreement or to waive events of default.

Modification and Consents and Waivers under the Indentures and Related Agreements

If the pass through trustee, as the holder of any equipment notes held in a trust, receives a request for its consent to any amendment, modification or waiver under the indenture, lease, or other document relating to the equipment notes that requires the consent of the certificateholders of the trust, the pass through trustee will mail a notice of the proposed amendment, modification or waiver to each certificateholder of the trust as of the date of the notice. The pass through trustee will request from the certificateholders of the trust instructions as to whether or not to consent to the amendment, modification or waiver. The pass through trustee will vote or consent with respect to the equipment notes in the trust in the same proportion as the certificates of the trust were actually voted by the certificateholders by a certain date. Notwithstanding the foregoing, if an event of default in respect of the trust occurs and is continuing, the pass through trustee, subject to the voting instructions referred to under “Description of the Pass Through Certificates — Events of Default and Certain Rights Upon an Event of Default,” may in its own discretion consent to the amendment, modification or waiver, and may so notify the indenture trustee to which the consent relates.

Termination of the Trusts

Our obligations and those of the pass through trustee with respect to a trust will terminate upon the distribution to certificateholders of the trust of all amounts required to be distributed to them pursuant to the Basic Agreement and the applicable trust supplement and the disposition of all property held in the trust. The pass through trustee will mail to each certificateholder of record of the trust notice of the termination of that trust, the amount of the proposed final payment and the proposed date for the distribution of the final payment for the trust. The final distribution to any certificateholder of the trust will be made only upon surrender of that certificateholder’s certificates at the office or agency of the pass through trustee specified in the notice of termination.

Delayed Purchase

If, on the date of issuance of any certificates, all of the proceeds from the sale of the certificates are not used to purchase the equipment notes contemplated to be held in the related trust, the equipment notes may be purchased by the pass through trustee at any time on or prior to the date specified in the applicable prospectus supplement. In that event, the pass through trustee will hold the proceeds from the sale of the certificates not used to purchase equipment notes in an escrow account pending the purchase of the equipment notes not so purchased. These proceeds will be invested, pursuant to the Basic Agreement, in specified investments at our direction and risk and for our account. Earnings on specified investments in the escrow account for each trust will be paid to us periodically, and we will be responsible for any losses realized on the specified investments.

On the regular distribution date occurring after the issuance of the certificates, we will pay to the pass through trustee an amount equal to the interest that would have accrued on any equipment notes that are purchased after the date of the issuance of the certificates from the date of the issuance of the certificates to, but excluding, the date of the purchase of the equipment notes by the pass through trustee.

If the proceeds are not used to purchase equipment notes by the relevant date specified in the applicable prospectus supplement, the proceeds, together with interest on the proceeds at the rate applicable to the certificates, will be distributed to the holders of the certificates as a special payment.

Merger, Consolidation and Transfer of Assets

We may not consolidate with or merge into any other corporation or transfer substantially all of our assets as an entirety to any other corporation unless any successor or transferee corporation is a corporation organized and existing under the laws of the United States or any state or the District of Columbia and expressly assumes all of our obligations under the Basic Agreement and related trust supplement, and, in the case of leased equipment notes held in a trust, both immediately prior to and after giving effect to the consolidation, merger or transfer, no lease event of default shall have occurred and be continuing.

The Pass Through Trustee

Unless otherwise specified in the applicable prospectus supplement, U.S. Bank National Association will be the pass through trustee for each of the trusts. The pass through trustee and any of its affiliates may hold certificates in their own names. With certain exceptions, the pass through trustee makes no representations as to the validity or sufficiency of the Basic Agreement, the trust supplements, the certificates, the equipment notes, the indentures, the leases, if any, or other related documents. Unless otherwise specified in a prospectus supplement, U.S. Bank National Association will also be the indenture trustee of the indentures under which the equipment notes are issued. We maintain banking relationships in the ordinary course of business with U.S. Bank National Association.

The pass through trustee will not be liable with respect to any series of certificates for any action taken or omitted to be taken by it in good faith in accordance with the direction of holders of a majority in principal amount of outstanding certificates of the series. The trustee will be under no obligation to expend or risk its own funds in the exercise any of its rights or powers under the Basic Agreement at the request of any certificateholders, unless they have offered to the trustee indemnity satisfactory to it.

The pass through trustee may resign with respect to any or all of the trusts at any time, in which event we will be obligated to appoint a successor trustee. If the pass through trustee ceases to be eligible to continue as trustee with respect to a trust or becomes incapable of acting as trustee or becomes insolvent, we may remove the trustee. In addition, any certificateholder holding certificates of the trust for at least six months may in these circumstances, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the trustee and the appointment of a successor trustee. In addition, certificateholders holding more than 50% of the total amount of a series of certificates may remove the pass through trustee of the related trust at any time.

Any resignation or removal of the pass through trustee and appointment of the successor trustee will not become effective until acceptance of the appointment by the successor trustee. Under the resignation and successor trustee provisions, it is possible that a different trustee could be appointed to act as the successor trustee for each trust. All references in this prospectus to the pass through trustee should be read to take into account the possibility that the trusts could have successor trustees in the event of a resignation or removal.

The Basic Agreement provides that we will pay the pass through trustee’s fees and expenses and will indemnify the pass through trustee in accordance with each participation agreement with respect to certain taxes. To the extent not indemnified by us with respect to those taxes, the pass through trustee may be entitled to be reimbursed by the applicable trust.

DESCRIPTION OF THE EQUIPMENT NOTES

The discussion that follows is a summary that is not complete and does not describe every aspect of the equipment notes. Where no distinction is made between the leased equipment notes and the owned equipment notes or between their respective indentures, those statements refer to any equipment notes and any indenture. Except as otherwise indicated below or as described in the applicable prospectus supplement, the following summaries will apply to the equipment notes, the indenture, the lease, if any, and the participation agreement relating to each equipment group.

The applicable prospectus supplement will describe the specific terms of the equipment notes, the indentures, the leases, if any, and the participation agreements relating to any particular offering of certificates. To the extent that any provision in any prospectus supplement is inconsistent with any provisions in this summary, the provision of the prospectus supplement will control.

General

Each equipment note issued under the same indenture will relate to a single equipment group. Equipment notes secured by an equipment group owned by us will be issued under an indenture between an indenture trustee and us. Equipment notes secured by an equipment group leased to us will be issued under an indenture between an indenture trustee and the owner trustee of a trust for the benefit of the owner participant that is the beneficial owner of that equipment group.

We will be the issuer of owned equipment notes. The owned equipment notes will be our direct recourse obligations, secured by a security interest in the owned equipment. The leased equipment notes will be nonrecourse obligations of the related owner trustee. In each case, the owner trustee will lease the leased equipment to us under a separate lease between us and the owner trustee. Upon the commencement of a lease for any leased equipment, we will be obligated to make rental and other payments under the lease in amounts that will be at least sufficient to pay when due all payments required to be made on the related leased equipment notes. Except in certain circumstances involving our purchase of leased equipment and the assumption of the related leased equipment notes, however, the leased equipment notes will not be obligations of, or guaranteed by, us. Our rental obligations under each lease will be our general obligations.

Principal and Interest Payments

The pass through trustee will pass through interest paid on the equipment notes held in each trust to the certificateholders of that trust on the dates and at the annual rate set forth in the applicable prospectus supplement until the final distribution date for that trust. The pass through trustee will pass through principal paid on the equipment notes held in each trust to the certificateholders of that trust in scheduled amounts on the dates set forth in the applicable prospectus supplement until the final distribution date for the trust.

If any date scheduled for any payment of principal of, premium, if any, or interest on the equipment notes is not a business day, the payment may be made on the next succeeding business day without any additional interest.

Prepayments

The applicable prospectus supplement will describe the circumstances, whether voluntary or involuntary, under which the related equipment notes may be prepaid or purchased, the premium (if any) related to certain prepayments or purchases and other terms applying to prepayments or purchases of the equipment notes.

Security

Railcars

The leased equipment notes relating to railcars will be secured by:

•	an assignment by the related owner trustee to the related indenture trustee of the owner trustee’s rights (except for certain limited rights described in the prospectus supplement) under the lease relating to the applicable equipment group, including the right to receive payments of rent under the lease; and

•	a perfected security interest granted to the indenture trustee in the equipment group, subject to our rights under the lease.

In addition, the assignment will be limited to provide that, unless and until a default occurs and is continuing under an indenture relating to an equipment group, the indenture trustee may not exercise the rights of the owner trustee under the related lease, except the right to receive payments of rent due under the lease.

The owned equipment notes issued with respect to an equipment group will be secured by a perfected security interest from us to the related indenture trustee in that equipment group.

The equipment notes issued under different indentures will not be cross-collateralized and, as a result, the equipment notes issued in respect of any one equipment group will not be secured by any other equipment group or, in the case of leased equipment notes, the lease related to any other equipment group.

We will be required to file each indenture, any indenture supplement, each lease, if any, and any lease supplement with respect to each equipment group under the Interstate Commerce Act (or successor law) and to deposit those documents with the Registrar General of Canada under the Railway Act of Canada and to publish notice of the deposit in accordance with that Act. The filing under the Interstate Commerce Act (or successor law) will give the indenture trustee a perfected security interest in each railcar in the equipment group whenever it is located in the United States and in the related lease, if any. The deposit and publication in Canada will be done in order to protect the lien of the indenture trustee in and to the lease, if any, and the railcars created by the indenture in Canada or any province or territory of Canada, to the extent provided for in the Railway Act of Canada.

Each railcar may be operated by us or, subject to some limitations, under sublease or interchange arrangements in the United States, Canada or Mexico. The extent to which the indenture trustee’s security interest would be recognized in a railcar located in countries other than the United States is uncertain.

The indenture trustee will invest and reinvest funds, if any, relating to any railcars and held by that indenture trustee, including funds held as a result of the loss or destruction of those railcars or termination of the related lease, if any. We will direct the investment and reinvestment of those funds. We will not, however, direct investment and reinvestment if an event of default exists under the applicable lease or indenture. We will pay the amount of any loss resulting from any such investment directed by us.

We will be obligated, at our cost and expense, to maintain, repair and keep each railcar in accordance with prudent industry maintenance practices and in compliance in all material respects with all laws and regulations.

Limitation of Liability

The owned equipment notes will be our direct obligations. The leased equipment notes will not, however, be our obligations and will not be guaranteed by the owner trustees or by us, except in some specified circumstances involving our purchase of leased equipment and the assumption of the related leased equipment notes. None of the owner trustees, the owner participants or the indenture trustees, or any affiliates of any of them, will be personally liable to any holder of a leased equipment note or, in the case of the owner trustees and the owner participants, to the indenture trustees for any amounts payable under the leased equipment notes or, except as provided in each indenture, for any liability under that indenture.

Except in the circumstances described above, all amounts payable under leased equipment notes issued with respect to any equipment group, other than payments made in connection with an optional prepayment or purchase by the related owner trustee, will be made only from the assets subject to the lien of the applicable indenture or the income and proceeds received by the related indenture trustee from the applicable indenture, including rent payable by us under the related lease.

Except as otherwise provided in the indentures, no owner trustee in its individual capacity will be answerable or accountable under the indentures or under the leased equipment notes under any circumstances except for its own willful misconduct or gross negligence. None of the owner participants will have any duty or responsibility under any of the indentures or the leased equipment notes to the related indenture trustee or to any holder of those leased equipment notes.

Indenture Events of Default and Remedies

The applicable prospectus supplement will describe the events of default under the related indentures, the remedies that the indenture trustee may exercise with respect to the related equipment group, either at its own initiative or upon instruction from holders of the related equipment notes, and other provisions relating to the occurrence of an event of default under the indenture and the exercise of remedies. There will be no cross-default provisions in the indentures and events resulting in an default under any particular indenture will not necessarily result in an default under any other indenture. Similarly, there will be no cross-default provisions in the indenture relating to defaults under any of our other indebtedness.

In the case of leased equipment notes, in the event of the bankruptcy of an owner participant, it is possible that although the related equipment group is owned by an owner trustee in trust, that equipment group, the related lease and the related leased equipment notes might become part of the bankruptcy proceeding. In that event, payments on those leased equipment notes might be interrupted and the ability of the indenture trustee to exercise its remedies under the applicable indenture might be restricted, although the indenture trustee would retain its status as a secured creditor with respect to the lease and the related equipment group. In addition, in the event of an owner participant bankruptcy, the estate might seek court approval to reject the related lease as an executory contract. A lease rejection, if successful, would leave the indenture trustee as a secured creditor in respect of the related equipment group with a claim for damages against the estate.

The Leases

In the case of leased equipment notes, the following provisions will be applicable unless otherwise disclosed in the prospectus supplement.

Term and Rentals.  The owner trustee will lease each equipment group to us separately for a term commencing on the date that equipment group is delivered to the owner trustee. The term will expire on a date no earlier than the latest maturity date of the related equipment notes issued with respect to that equipment group, unless previously terminated as permitted by the related lease. We will pay basic rental payments under each lease on the dates specified in the applicable prospectus supplement. The owner trustee under the related indenture will assign these rental payments to the indenture trustee to provide the funds necessary to make payments of principal and interest due from the owner trustee on the leased equipment notes issued under the related indenture.

In certain cases, the basic rental payments under the leases may be adjusted, but each lease will provide that under no circumstances will rental payments be less than the scheduled payments on the related leased equipment notes. The balance of any basic rental payments under each lease, after payment of the scheduled principal and interest on the leased equipment notes issued under the indenture relating to the lease, will be paid to the related owner trustee. Our obligation to pay rent and to cause other payments to be made under each lease will be our general obligation.

Net Lease.  Our obligations with respect to each equipment group will be those of a lessee under a “net lease.” Accordingly, we will be obligated, at our cost and expense, to maintain and repair each railcar leased to us.

Insurance.  The applicable prospectus supplement will describe the required insurance coverage with respect to any leased railcars.

Lease Events of Default; Remedies.  The applicable prospectus supplement will describe the events of default under the related lease, the remedies that the owner trustee, or indenture trustee as assignee of the owner trustee, may exercise with respect to an equipment group, and other provisions relating to the occurrence of a default under a lease and the exercise of remedies.

Events of default under each lease will include, among other things:

•	our failure to make rental payments under the lease;

•	our failure to maintain insurance as required by the lease;

•	use of the equipment group in contravention of the lease;

•	breach of any representation or warranty made by us in the lease or in the related participation agreement; and

•	our bankruptcy, reorganization or insolvency.

Upon the occurrence of a default under any lease, the related indenture trustee, as assignee of the related owner trustee’s rights under that lease, will be entitled to repossess the related railcars and use or sell the railcars free and clear of our rights in those railcars.

If we were to become a debtor in a bankruptcy or reorganization case under the U.S. Bankruptcy Code, we or our bankruptcy trustee could reject any or all leases to which we are a party. In that event, there could be no assurance that the amount of any claim for damages under those leases that would be allowed in the bankruptcy case would be in an amount sufficient to provide for the repayment of the related leased equipment notes. In any case, rejection of a lease by us or our bankruptcy trustee would not deprive the related indenture trustee of its security interest in the related equipment group.

We are not a railroad, and the protections against the automatic stay in bankruptcy under Section 1168 of the Bankruptcy Code that are granted to lessors, conditional vendors and purchase money financiers of rolling stock to a common carrier by railroad will not be available to an indenture trustee upon the occurrence of a default under a lease.

The Participation Agreements

We will be required to indemnify each indenture trustee and the pass through trustee and, in the case of leased equipment, each owner participant and owner trustee for certain losses and claims and for certain other matters. Each owner participant will be required to discharge certain liens or claims on or against the assets subject to the lien of the related indenture that arise out of any act of or failure to act by or claim against that owner participant. Subject to certain restrictions, each owner participant may transfer its interest in the related equipment group.

PLAN OF DISTRIBUTION

We may sell the pass through certificates directly to purchasers, through agents, underwriters, or dealers, or through a combination of any of these methods of sale.

We may distribute the pass through certificates from time to time in one or more transactions at:

•	fixed prices (which may be changed from time to time);

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

We may designate agents to solicit offers to purchase the pass through certificates from time to time. The relevant prospectus supplement will name the agents and any commissions we pay them. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

If we use any underwriters for the sale of any of the pass through certificates, we will enter into an underwriting agreement with them at the time of sale, and the names of the underwriters and the terms of the transaction, including commissions, discounts and other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement that those underwriters will use to resell the pass through certificates.

If we use dealers for the sale of the pass through certificates, we or the pass through trustee, as applicable, will sell the pass through certificates to those dealers, as principal. The dealers may then resell the pass through certificates to the public at varying prices to be determined by them at the time of resale.

In connection with the sale of the pass through certificates, underwriters, dealers or agents may receive compensation from us or from purchasers of the pass through certificates for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents that participate in the distribution of the pass through certificates may be deemed to be underwriters under the Securities Act of 1933 and any discounts or commissions received by them and any profit on the resale of the pass through certificates received by them may be deemed to be underwriting discounts and commissions thereunder. Any such underwriter, dealer or agent will be identified and any such compensation received from us will be described in the prospectus supplement and pricing supplement, if any. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may indemnify agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make.

Some of the underwriters, dealers or agents and their respective affiliates may be customers of, engage in transactions with and perform services for us or our affiliates in the ordinary course of business.

LEGAL OPINIONS

The validity of the pass through certificates will be passed upon for us by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. Mayer, Brown, Rowe & Maw LLP will rely on the opinion of Shipman & Goodwin LLP, counsel to the pass through trustee, as to basic matters relating to the authorization, execution and delivery of the pass through certificates under the Basic Agreement.

EXPERTS

Our consolidated financial statements, appearing in our Current Report on Form 8-K filed on August 9, 2007, and management’s assessment of the effectiveness of internal control over financial reporting, appearing in our Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included in our Current Report on Form 8-K filed on August 9, 2007, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and the offices of the Chicago Stock Exchange at 120 South LaSalle Street, Chicago, Illinois 60603.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document. This prospectus incorporates by reference the documents listed below:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2007 and June 30, 2007;

•	Current Reports on Form 8-K filed on January 3, 2007, April 27, 2007, May 11, 2007, May 16, 2007, July 30, 2007 and August 9, 2007.

We also incorporate by reference all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

You may request a copy of any filings referred to above, at no cost, excluding any exhibits to those filings unless the exhibit is specifically incorporated by reference in those filings, by writing or telephoning us at the following address and telephone number:

Lisa M. Ibarra
Assistant Secretary
GATX Corporation
500 West Monroe Street
Chicago, Illinois 60661-3676
(312) 621-6200